Exhibit 10.11

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

OZ MANAGEMENT LP

Dated as of December 14, 2015

i

ii

This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF OZ MANAGEMENT LP, a Delaware limited partnership (the “Partnership”), is made as of December 14, 2015, by and among Och-Ziff Holding Corporation, a Delaware corporation, as general partner (the “Initial General Partner”) and the Limited Partners (as defined below).

WHEREAS, OZ Management, L.L.C. (the “Original Company”) was originally organized as a Delaware limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq. (the “LLC Act”) on December 12, 1997;

WHEREAS, on June 25, 2007, the Original Company was converted from a Delaware limited liability company to a Delaware limited partnership organized pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §17-101, et seq. (the “Act”), and an Agreement of Limited Partnership of OZ Management LP dated as of June 25, 2007 (the “Initial Partnership Agreement”); and

WHEREAS, the Initial Partnership Agreement was amended and restated on November 13, 2007 (the Initial Partnership Agreement, as amended and restated, the “Prior Partnership Agreement”), on February 11, 2008, on April 10, 2008, on September 30, 2009, and on August 1, 2012, and is hereby amended and restated again.

NOW THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“4Q Distribution Date” means the date on which distributions are made by the Operating Group Entities in respect of Common Units with respect to Net Income earned by the Operating Group Entities during the fourth quarter of any Fiscal Year.

“Act” has the meaning specified in the Preamble to this Agreement.

“Active Individual LP” means each of the Individual Limited Partners that is an Executive Managing Director of the General Partner, prior to the Withdrawal or Special Withdrawal of such Individual Limited Partner or such Individual Limited Partner ceasing to be actively involved with the Partnership and its Affiliates due to death or Disability.

“Additional Limited Partner” has the meaning specified in Section 3.2(a).

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Fiscal Year, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such Fiscal Year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such Fiscal Year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.2(b)(iii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Person in question.

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner, without taking into account any liabilities to which such Contributed Property was subject at such time. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, modified, supplemented or restated from time to time.

“Appreciation” shall mean, with respect to any Units, the excess, if any, of the fair market value of the Partnership on the date of a Sale or liquidation over its fair market value on the date immediately prior to the Issue Date(s) of such Units (as equitably adjusted, in each case, for contributions and distributions that alter the fair market value of the Partnership).

“Book-Tax Disparity” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date.

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in the State of New York are authorized or required by law or executive order to remain closed.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.2.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement.

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted to equal its respective gross fair market value (taking Section 7701(g) of the Code into account) upon an adjustment to the Capital Accounts of the Partners in accordance with Section 5.2(b)(iii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, in the sole and absolute discretion of the General Partner.

“Cause” means, in respect of an Individual Limited Partner, that such Partner (i) has committed an act of fraud, dishonesty, misrepresentation or breach of trust; (ii) has been convicted of a felony or any offense involving moral turpitude; (iii) has been found by any regulatory body or self-regulatory organization having jurisdiction over the Och-Ziff Group to have, or has entered into a consent decree determining that such Partner, violated any applicable regulatory requirement or a rule of a self-regulatory organization; (iv) has committed an act constituting gross negligence or willful misconduct; (v) has violated in any material respect any agreement relating to the Och-Ziff Group; (vi) has become subject to any proceeding seeking to adjudicate such Partner bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment, protection, relief or composition of the debts of such Partner under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for such Partner or for any substantial part of the property of such Partner, or such Partner has taken any action authorizing such proceeding; or (vii) has breached any of the non-competition, non-solicitation or non-disparagement covenants in Section 2.13 or, if applicable, any of those provided in such Partner’s Partner Agreement, the breach of any of which shall be deemed to be a material breach of this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership executed and filed in the office of the Secretary of State of the State of Delaware on June 25, 2007 (and any and all amendments thereto and restatements thereof) on behalf of the Partnership pursuant to the Act.

“Certificate of Ownership” has the meaning set forth in Section 3.1.

“Class A Common Units” has the meaning set forth in Section 3.1.

“Class A Share” means a common share representing a limited liability company interest in Och-Ziff designated as a “Class A Share.”

“Class B Common Units” has the meaning set forth in Section 3.1.

“Class B Share” means a common share representing a limited liability company interest in Och-Ziff designated as a “Class B Share.”

“Class B Shareholder Committee” means the Class B Shareholder Committee established pursuant to the Class B Shareholders Agreement.

“Class B Shareholders Agreement” means the Class B Shareholders Agreement to be entered into by and among Och-Ziff and the holders of Class B Shares on or prior to the Closing Date in connection with the IPO, as amended, modified, supplemented or restated from time to time.

“Class C Approval” means, in respect of the determinations to be made in Sections 6.1(a) and 7.1(b)(iii), a prior determination made in writing at the sole and absolute discretion: (i) of the Chairman of the Partner Management Committee (or, with respect to distributions to such Chairman or in the event there is no such Chairman, the full Partner Management Committee acting by majority vote); or (ii) of the General Partner in the event that the Class B Shareholders collectively Beneficially Own Voting Securities (as each such term is defined in the Class B Shareholders Agreement) representing less than 40% of the Total Voting Power of Och-Ziff; provided, however, in the case of each of the foregoing clauses (i) and (ii), that any such determination with respect to distributions to a Partner who is also the Chief Executive Officer or other executive officer of Och-Ziff in respect of such Partner’s Class C Non-Equity Interests shall be made by the compensation committee of Och-Ziff in its sole and absolute discretion after consultation with the Partner Management Committee.

“Class C Non-Equity Interests” means a fractional non-equity share of the Interests in the Partnership that may be issued to a Limited Partner as consideration for the provision of services to the Partnership solely for the purpose of making future allocations of Net Income to such Limited Partner. Class C Non-Equity Interests shall not constitute Common Units or other Units of the Partnership.

“Class D Common Units” has the meaning set forth in Section 3.1(f).

“Class D Limited Partner” has the meaning set forth in Section 3.1(f).

“Closing Date” means November 19, 2007.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Common Units” means Class A Common Units, Class B Common Units, Class D Common Units and any other class of Units hereafter designated as Common Units by the General Partner, but shall not include the Class C Non-Equity Interests or PSIs.

“Company Securities” means outstanding Class A Shares and Related Securities, as applicable.

“Competing Business” means any Person, or distinct portion thereof, that engages in: (a) the alternative asset management business (including, without limitation, any hedge or private equity fund management business) or (b) any other business in which the Och-Ziff Group or any member thereof (1) is actively involved, or (2) in the twelve-month period prior to the relevant Individual Limited Partner’s Withdrawal or Special Withdrawal, planned, developed, or undertook efforts to become actively involved and, in the case of the foregoing clause (b), in which the relevant Individual Limited Partner actively participated or was materially involved or about which the relevant Individual Limited Partner possesses Confidential Information.

“Confidential Information” means the confidential matters and information described in Section 2.12.

“Continuing Partners” means the group of Partners comprised of each Individual Original Partner (or, where applicable, his estate or legal or personal representative) who has not Withdrawn, been subject to a Special Withdrawal or breached Section 2.13(b).

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed to the Partnership. If the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.2(b)(iii), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Control” means, in respect of a Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. “Controlled by,” “Controls” and “under common Control with” have the correlative meanings.

“Covered Person” means (a) the General Partner, the Withdrawn General Partner and their respective Affiliates and the directors, officers, shareholders, members, partners, employees, representatives and agents of the General Partner, the Withdrawn General Partner and their respective Affiliates and any Person who was at the time of any act or omission described in Section 2.9 or 2.10 such a Person, and (b) any other Person the General Partner designates as a “Covered Person” for the purposes of this Agreement.

“Damages” has the meaning set forth in Section 2.9(a).

“DCI Plan” means the Och-Ziff Deferred Cash Interest Plan, as amended from time to time.

“Deferred Cash Interests” shall mean an award made under the DCI Plan.

“Disability” means that a Person is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by the General Partner with PMC Approval in its sole and absolute discretion and in accordance with applicable law.

“Disabling Conduct” has the meaning set forth in Section 2.9(a).

“Drag-Along Purchaser” means, in respect of a Drag-Along Sale, the third-party purchaser or purchasers proposing to acquire the Company Securities to be transferred in such Drag-Along Sale.

“Drag-Along Right” has the meaning set forth in Section 8.6(a).

“Drag-Along Sale” means any proposed transfer (other than a pledge, hypothecation, mortgage or encumbrance) pursuant to a bona fide offer from a Drag-Along Purchaser, in one or a series of related transactions, by any Limited Partner or a group of Limited Partners of Company Securities representing in the aggregate at least 50% of all then-outstanding Company Securities (calculated as if all Related Securities had been converted into, exercised or exchanged for, or repaid with, Class A Shares).

“Drag-Along Securities” means, with respect to a Limited Partner, that number of Company Securities equal to the product of (A) the total number of Company Securities to be acquired by the Drag-Along Purchaser pursuant to a Drag-Along Sale and (B) a fraction, the numerator of which is the number of Company Securities then held by such Limited Partner and the denominator of which is the total number of Company Securities then held by all Limited Partners (calculated, in the case of both the numerator and denominator, as if all Related Securities held by the relevant Limited Partners had been converted into, exercised or exchanged for, or repaid with, Class A Shares).

“Drag-Along Sellers” means the Limited Partner or group of Limited Partners proposing to dispose of or sell Company Securities in a Drag-Along Sale in accordance with Section 8.6.

“Economic Capital Account Balance” means, with respect to a Partner as of any date, the Partner’s Capital Account balance, increased by the Partner’s share of any Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain, computed on a hypothetical basis after taking into account all allocations through such date.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means one or more exchange agreements providing for the exchange of Class A Common Units (or other securities issued by the Operating Group Entities) for Class A Shares and/or cash, and the corresponding cancellation of applicable Class B Shares, if any, as contemplated by the Registration Statement, as such agreements are amended, modified, supplemented or restated from time to time.

“Existing Value” means the difference between the fair market value of the Partnership and the aggregate Economic Capital Account Balances of outstanding Pre-Existing Units on the date hereof.

“Expense Allocation Agreement” means any agreement entered into among the Operating Group Entities, Och-Ziff and the Intermediate Holding Companies that provides for allocations of certain expense amounts, as such agreement is amended, modified, supplemented or restated from time to time.

“Expense Amount” means any amount allocated to the Partnership pursuant to an Expense Allocation Agreement.

“Expense Amount Distribution” has the meaning set forth in Section 7.4.

“First Quarterly Period” means, with respect to any Fiscal Year, the period commencing on and including January 1 and ending on and including March 31 of such Fiscal Year unless and until otherwise determined by the General Partner.

“Fiscal Year” has the meaning set forth in Section 2.6.

“Fourth Quarterly Period” means, with respect to any Fiscal Year, the period commencing on and including January 1 and ending on and including December 31 of such Fiscal Year unless and until otherwise determined by the General Partner.

“General Partner” means the Initial General Partner and any successor general partner admitted to the Partnership in accordance with this Agreement.

“Hypothetical Capital Account Balance” means, with respect to any Partner as of any date, the sum of (i) such Partner’s Capital Account balance as of such date and (ii) if such Partner owns any Class D Common Units or PSIs as of such date, the excess, if any, of the Priority Allocation with respect to such Class D Common Units (to the extent such Partner has not yet received allocations of Net Income under Section 6.1(c)(i)(B) with respect to such Priority Allocation) or PSIs (to the extent such Partner has not yet received allocations of Net Income under Section 6.1(c)(i)(C) with respect to such Priority Allocation) over the Appreciation with respect to such Class D Common Units or PSIs, respectively.

“Hypothetical Capital Account Quotient” has the meaning set forth in Section 9.4(d).

“incur” means to issue, assume, guarantee, incur or otherwise become liable for.

“Individual Limited Partner” means each of the Limited Partners that is a natural person.

“Individual Original Partner” means each of the Original Partners that is a natural person.

“Initial General Partner” has the meaning set forth in the Preamble to this Agreement.

“Initial Partnership Agreement” has the meaning set forth in the Preamble to this Agreement.

“Intellectual Property” means any of the following that are conceived of, developed, reduced to practice, created, modified, or improved by a Partner, either solely or with others, in whole or in part, whether or not in the course of, or as a result of, such Partner carrying out his responsibilities to the Partnership, whether at the place of business of the Partnership or any of its Affiliates or otherwise, and whether on the Partner’s own time or on the time of the Partnership or any of its Affiliates: (i) trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names, Internet domain names, and all other indications of source or origin, including, without limitation, all registrations and applications to register any of the foregoing; (ii) inventions, discoveries (whether or not patentable or reduced to practice), patents, including, without limitation, design patents and utility patents, provisional applications, reissues, reexaminations, divisions, continuations, continuations-in-part, and extensions thereof, in each case including, without limitation, all applications therefore and equivalent foreign applications and patents corresponding, or claiming priority, thereto; (iii) works of authorship, whether copyrightable or not, copyrights, registrations and applications for copyrights, and all renewals, modifications and extensions thereof, moral rights, and design rights, (iv) computer systems and software; and (v) trade secrets, know-how, and other confidential and protectable information.

“Interest” means a Partner’s interest in the Partnership, including the right of the holder thereof to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of a Partner to comply with all of the terms and provisions of this Agreement.

“Intermediate Holding Companies” means Och-Ziff Holding Corporation, a Delaware corporation, and Och-Ziff Holding LLC, a Delaware limited liability company.

“International Dispute” has the meaning set forth in Section 10.5(a).

“International Partner” means each Individual Limited Partner who either (i) has or had his principal business address outside the United States at the time any International Dispute arises or arose; or (ii) has his principal residence or business address outside of the United States at the time any proceeding with respect to such International Dispute is commenced.

“Investment Company Act” means the Investment Company Act of 1940, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Investor” means any client, shareholder, limited partner, member or other beneficial owner of the Och-Ziff Group, other than holders of Class A Shares solely in their capacity as such shareholders thereof.

“IPO” means the initial offering and sale of Class A Shares by Och-Ziff to the public, as described in the Registration Statement.

“Issue Date” has the meaning set forth in Section 6.1(c)(i)(A).

“Limited Partner” means each of the Persons from time to time listed as a limited partner in the books and records of the Partnership.

“Liquidator” has the meaning set forth in Section 9.3.

“LLC Act” has the meaning set forth in the Preamble to this Agreement.

“Minimum Retained Ownership Requirements” has the meaning set forth in Section 8.1(a).

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the fair market value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain for such taxable year over the Partnership’s items of loss and deduction for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.2(b) and shall not include any items specially allocated under Section 6.1(d).

“Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction for such taxable year over the Partnership’s items of income and gain for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.2(b) and shall not include any items specially allocated under Section 6.1(d).

“Nonrecourse Deductions” means any and all items of loss, deduction, or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice” has the meaning set forth in Section 8.6(a).

“Och-Ziff” means Och-Ziff Capital Management Group LLC, a Delaware limited liability company.

“Och-Ziff Group” means Och-Ziff and its Subsidiaries (including the Operating Group Entities), their respective Affiliates, and any investment funds and accounts managed by any of the foregoing.

“Och-Ziff LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Och-Ziff, dated November 13, 2007, as amended, modified, supplemented or restated from time to time.

“Operating Group A Unit” means, collectively, one Class A Common Unit in each of the Operating Group Entities.

“Operating Group D Unit” means, collectively, one Class D Common Unit in each of the Operating Group Entities.

“Operating Group Entity” means any Person that is directly Controlled by any of the Intermediate Holding Companies.

“Original Common Units” means the Common Units held by the Limited Partners as of the Closing Date or, if an Original Partner was admitted after the Closing Date, the Common Units held by such Original Partner upon the date of his admission.

“Original Company” has the meaning set forth in the Preamble to this Agreement.

“Original Partners” means, collectively, (i) each Individual Limited Partner that was a Limited Partner as of the Closing Date, (ii) each other Individual Limited Partner designated as an Original Partner in a Partner Agreement, and (iii) the Original Related Trusts; and each, individually, is an “Original Partner.”

“Original Related Trust” means any Related Trust of an Individual Original Partner that was a Limited Partner on the Closing Date.

“Partner” means any Person that is admitted as a general partner or limited partner of the Partnership pursuant to the provisions of this Agreement and named as a general partner or limited partner of the Partnership in the books of the Partnership and includes any Person admitted as an Additional Limited Partner pursuant to the provisions of this Agreement, in each case, in such Person’s capacity as a partner of the Partnership.

“Partner Agreement” means, with respect to one or more Partners, any separate written agreement entered into between such Partner(s) and the Partnership or one of its Affiliates regarding the rights and obligations of such Partner(s) with respect to the Partnership or such Affiliate, as amended, modified, supplemented or restated from time to time.

“Partner Management Committee” has the meaning set forth in Section 4.2(a).

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partner Performance Committee” has the meaning set forth in Section 4.3(a).

“Partnership” has the meaning set forth in the Preamble to this Agreement.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Percentage Interest” means, as of any date of determination, (a) as to each Common Unit, the percentage such Common Unit represents of all outstanding Common Units, as such Percentage Interest per Common Unit is reduced to take into account the Percentage Interests attributable to other Units such that the sum of the Percentage Interests of all Common Units and other Units is 100%; (b) as to any PSIs, the aggregate PSI Percentage Interest with respect to such PSIs; and (c) as to any other Units, the percentage established for such Units by the General Partner as a part of such issuance, which percentage could be zero. References in this definition to a Partner’s Common Units, PSIs or other Units shall refer to all vested or unvested Common Units, PSIs or other Units of such Partner.

“Permitted Transferee” means, with respect to each Limited Partner and his Permitted Transferees, (a) a Charitable Institution (as defined below) Controlled by such Partner, (b) a trust (whether inter vivos or testamentary) or other estate planning vehicle, all of the current beneficiaries and presumptive remaindermen (as defined below) of which are lineal descendents (as defined below) of such Partner and his spouse, (c) a corporation, limited liability company or partnership, of which all of the outstanding shares of capital stock or interests therein are owned by no one other than such Partner, his spouse and his lineal descendents and (d) a legal or personal representative of such Partner in the event of his Disability. For purposes of this definition: (i) “lineal descendants” shall not include natural persons adopted after attaining the age of eighteen (18) years and such adopted Person’s descendants; (ii) “Charitable Institution” shall refer to an organization described in section 501(c)(3) of the Code (or any corresponding provision of a future United State Internal Revenue law) which is exempt from income taxation under section 501(a) thereof; and (iii) “presumptive remaindermen” shall refer to those Persons entitled to a share of a trust’s assets if it were then to terminate.

“Person” means a natural person or a corporation, limited liability company, firm, partnership, joint venture, trust, estate, unincorporated organization, association (including any group, organization, co-tenancy, plan, board, council or committee), governmental entity or other entity (or series thereof).

“PMC Approval” means the prior written approval of (a) Daniel S. Och or any successor as Chairman of the Partner Management Committee or (b) if there is no such Chairman, by majority vote of the Partner Management Committee; provided, however, that “PMC Approval” shall mean the prior written approval by majority vote of the Partner Management Committee in the case of Transfers (and waivers of the requirements thereof), vesting requirements, the Minimum Retained Ownership Requirements, and the determination described in the definition of “Reallocation Date,” each by or with respect to the Chairman of the Partner Management Committee.

“PMC Chairman” means Daniel S. Och (or, following the death, Disability or Withdrawal of Daniel S. Och, the Partner Management Committee).

“Potential Tag-Along Seller” means each Limited Partner not constituting a Tag-Along Seller.

“Pre-Existing Units” has the meaning set forth in Section 6.1(c)(i)(A).

“Presumed Tax Liability” means, with respect to the Capital Account of any Partner for any Quarterly Period ending after the date hereof, an amount equal to the product of (x) the amount of taxable income that, in the good faith judgment of the General Partner, would have been allocated to such Partner in respect of such Partner’s Units if allocations pursuant to the provisions of Article VI hereof were made in respect of such Quarterly Period and (y) the Presumed Tax Rate as of the end of such Quarterly Period.

“Presumed Tax Rate” means the effective combined federal, state and local income tax rate applicable to either a natural person or corporation, whichever is higher, residing in New York, New York, taxable at the highest marginal federal income tax rate and the highest marginal New York State and New York City income tax rates (taking into account the character of the income) and after giving effect to the federal income tax deduction for such state and local income taxes and taking into account the effects of Sections 67 and 68 of the Code (or successor provisions thereto).

“Prior Distributions” means distributions made to the Partners pursuant to Section 7.1 or 7.3.

“Prior Partnership Agreement” has the meaning set forth in the Preamble to this Agreement.

“Priority Allocation” means allocations of Net Income with respect to each Class D Common Unit or PSI described in Section 6.1(c)(i)(B) or 6.1(c)(i)(C), respectively, in an aggregate amount such that, immediately after taking such allocations into account, the Economic Capital Account Balance attributable to ownership of such Class D Common Unit or PSI shall be in proportion to the relative Economic Capital Account Balances of all Partners (in each case based on relative Percentage Interests of all Partners attributable to Common Units or PSIs other than any series or classes of Common Units subordinate to such Class D Common Unit or PSI, respectively).

“PSI” has the meaning set forth in Section 3.1(i) with respect to the Partnership and the corresponding interests in each other Operating Group Entity with respect to such Operating Group Entity.

“PSI Cash Distribution” has the meaning set forth in Section 3.1(i)(iv)(A).

“PSI Cash Percentage” means the percentage of any PSI Distribution paid in the form of PSI Cash Distributions (other than Deferred Cash Interests).

“PSI Class D Unit Distribution” has the meaning set forth in Section 3.1(i)(iv)(B).

“PSI Distribution” has the meaning set forth in Section 3.1(i)(ii).

“PSI Limited Partner” has the meaning set forth in Section 3.1(i).

“PSI Liquidity Event” means (i) the sale, disposition or liquidation of all or substantially all of the Interests in, or assets of, the Operating Group Entities, (ii) a change in control of the Operating Group Entities, or (iii) a similar event, provided in each case that the holders of Common Units are participating in the proceeds from such event in respect of their Common Units and the PMC Chairman in his sole discretion determines such event to be a Liquidity Event.

“PSI Number” means the number of PSIs held by a PSI Limited Partner in each Operating Group Entity as of the first day of any Fiscal Year or, if later, the first day during such Fiscal Year on which the PSI Limited Partner held PSIs (as such number of PSIs are increased or reduced in accordance with the terms of this Agreement or any applicable Partner Agreement).

“PSI Percentage Interest” means, with respect to any PSI as of any date of determination, (a) solely for purposes of allocations under Article VI (other than Section 6.1(d)(v)) and distributions under Article VII for any Fiscal Year, a percentage equal to the product of (i) the PSI Cash Percentage applicable to such PSI and (ii) the Percentage Interest attributable to one Common Unit as of such date; and (b) for all other purposes, a percentage equal to the Percentage Interest attributable to one Common Unit as of such date.

“Quarterly Period” means any of the First Quarterly Period, the Second Quarterly Period, the Third Quarterly Period and the Fourth Quarterly Period; provided, however, that if there is a change in the periods applicable to payments of estimated federal income taxes by natural persons, then the Quarterly Period determinations hereunder shall change correspondingly such that the Partnership is required to make periodic Tax Distributions under Section 7.3 at the times and in the amounts sufficient to enable a Partner to satisfy such payments in full with respect to amounts allocated pursuant to the provisions of Article VI (other than Section 6.2(d)), treating the Partner’s Presumed Tax Liability with respect to the relevant Quarterly Period (as such Quarterly Period is changed as provided above) as the amount of the Partner’s actual liability for the payment of estimated federal income taxes with respect to such Quarterly Period (as so changed).

“Reallocation Date” means, as to the Common Units (including all distributions received thereon after the relevant date of Withdrawal) to be reallocated to the Continuing Partners pursuant to Section 2.13(g), Section 8.3(a) or Section 8.7 or any Partner Agreement, the date which is the earlier of (a) the date that is six months after the date of the applicable breach of Section 2.13(b) or Withdrawal, as the case may be, and (b) the date on or after such date of breach or Withdrawal that is six months after the date of the latest publicly reported disposition of equity securities of Och-Ziff by any such Continuing Partner which disposition is not exempt from the application of the provisions of Section 16(b) of the Exchange Act, unless otherwise determined with PMC Approval.

“Registration Rights Agreement” means one or more Registration Rights Agreements providing for the registration of Class A Shares to be entered into among Och-Ziff and certain holders of Units on or prior to the Closing Date, as amended, modified, supplemented or restated from time to time.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-144256) as it has been or as it may be amended or supplemented from time to time, filed by Och-Ziff with the United States Securities and Exchange Commission under the Securities Act to register the offering and sale of the Class A Shares in the IPO.

“Related Security” means any security convertible into, exercisable or exchangeable for or repayable with Class A Shares including, without limitation, any Class A Common Units or Class D Common Units that may be exchangeable for Class A Shares pursuant to the Exchange Agreement.

“Related Trust” means, in respect of any Individual Limited Partner, any other Limited Partner that is an estate, family limited liability company, family limited partnership of such Individual Limited Partner, a trust the grantor of which is such Individual Limited Partner, or any other estate planning vehicle or family member relating to such Individual Limited Partner.

“Related Trust Supplementary Agreement” means, in respect of any Original Related Trust, the Supplementary Agreement to which such Original Related Trust is a party.

“Required Allocations” means (a) any limitation imposed on any allocation of Net Loss under Section 6.1(b) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i) - (viii).

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or 6.2(b)(ii), respectively, to eliminate Book-Tax Disparities.

“Restricted Period” means, with respect to any Partner, the period commencing on the later of the date of the Prior Partnership Agreement and the date of such Partner’s admission to the Partnership, and concluding on the last day of the 24-month period immediately following the date of Special Withdrawal or Withdrawal of such Partner.

“Rules” has the meaning set forth in Section 10.5(a).

“Sale” means an actual or hypothetical sale of all or substantially all of the assets of the Partnership (including a revaluation of assets under Section 5.2(b)(iii)).

“Second Quarterly Period” means, with respect to any Fiscal Year, the period commencing on and including January 1 and ending on and including May 31 of such Fiscal Year, unless and until otherwise determined by the General Partner.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Special Withdrawal” (a) in respect of an Individual Limited Partner, has the meaning set forth in Section 8.3(b), and (b) in respect of any Related Trust, means the Special Withdrawal of such Related Trust in accordance with Section 8.3(b).

“Subsequent Related Trust” means, in respect of an Original Related Trust of an Individual Original Partner, the Related Trust of such Individual Original Partner to which the Interest of such Original Related Trust shall be Transferred in accordance with its Related Trust Supplementary Agreement.

“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise Controls more than 50% of the voting shares or other similar interests or a general partner interest or managing member or similar interest of such Person.

“Substitute Limited Partner” means each Person who acquires an Interest of any Limited Partner in connection with a Transfer by a Limited Partner whose admission as a Limited Partner is approved by the General Partner.

“Supplementary Agreement” means, with respect to one or more Limited Partners, any supplementary agreement entered into prior to the date of the Prior Partnership Agreement between the Partnership and such Limited Partners regarding their rights and obligations with respect to the Partnership, as the same may be amended, supplemented, modified or replaced from time to time.

“Tag-Along Offer” has the meaning set forth in Section 8.5(b).

“Tag-Along Purchaser” means, in respect of a Tag-Along Sale, the Person or group of Persons proposing to acquire the Class A Shares and/or Class A Common Units to be transferred in such Tag-Along Sale.

“Tag-Along Sale” means any transfer (other than a pledge, hypothecation, mortgage or encumbrance), in one or a series of related transactions, by any Limited Partner or group of Limited Partners to a single Person or group of Persons (other than Related Trusts or Permitted Transferees of such Limited Partners) pursuant to any transaction exempt from registration under the Securities Act and any similar applicable state securities laws of Class A Shares and/or Class A Common Units representing in the aggregate at least 5% of the Class A Shares (calculated as if all Class A Common Units held by each Limited Partner had been exchanged for Class A Shares) then held by all of the Limited Partners, but only in the event that (i) such Person or group of Persons to which such transfer is made is a strategic buyer, or (ii) the Limited Partners participating in such transfer include Daniel S. Och or any of his Related Trusts. For the avoidance of doubt, sales of Class A Shares pursuant to the provisions of Rule 144 shall not constitute a Tag-Along Sale or any part thereof.

“Tag-Along Securities” means, with respect to a Potential Tag-Along Seller, such number of Class A Shares and/or vested and unvested Class A Common Units, as applicable, equal to the product of (i) the total number of Class A Shares (assuming the exchange for Class A Shares of any vested and unvested Class A Common Units) to be acquired by the Tag-Along Purchaser in a Tag-Along Sale and (ii) a fraction, the numerator of which is the total number of

Class A Shares (assuming the exchange for Class A Shares of any vested and unvested Class A Common Units) then held by such Potential Tag-Along Seller and the denominator of which is the total number of Class A Shares (assuming the exchange for Class A Shares of any vested and unvested Class A Common Units) then held by all Limited Partners. If any other Potential Tag-Along Sellers do not accept the Tag-Along Offer, the foregoing shall also include each accepting Potential Tag-Along Seller’s pro rata share of the non-accepting Potential Tag-Along Sellers’ Class A Shares and/or vested and unvested Class A Common Units, determined as set forth in the preceding sentence.

“Tag-Along Seller” has the meaning set forth in Section 8.5(b).

“Tax Distributions” has the meaning set forth in Section 7.3.

“Tax Matters Partner” means the Person designated as such in Section 4.6(c).

“Tax Receivable Agreement” means the Tax Receivable Agreement entered into in connection with the IPO, by and among Och-Ziff, the Intermediate Holding Companies, the Operating Group Entities and each partner of any Operating Group Entity, as the same may be amended, supplemented, modified or replaced from time to time.

“Third Quarterly Period” means, with respect to any Fiscal Year, the period commencing on and including January 1 and ending on and including August 31 of such Fiscal Year, unless and until otherwise determined by the General Partner.

“Total Voting Power” has the meaning ascribed to such term in the Class B Shareholders Agreement.

“Transfer” means, with respect to any Interest, any sale, exchange, assignment, pledge, hypothecation, bequeath, creation of an encumbrance, or any other transfer or disposition of any kind, whether voluntary or involuntary, of such Interest. “Transferred” shall have a correlative meaning.

“Transfer Agent” means, with respect to any class of Units or the Class C Non-Equity Interests, such bank, trust company or other Person (including the Partnership or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for such class of Units or the Class C Non-Equity Interests; provided, however, that if no Transfer Agent is specifically designated for such class of Units or the Class C Non-Equity Interests, the Partnership shall act in such capacity.

“Treasury Regulations” means the regulations, including temporary regulations, promulgated under the Code, as amended from time to time, or any federal income tax regulations promulgated after the date of this Agreement. A reference to a specific Treasury Regulation refers not only to such specific Treasury Regulation but also to any corresponding provision of any federal tax regulation enacted after the date of this Agreement, as such specific Treasury Regulation or corresponding provision is in effect and applicable on the date of application of the provisions of this Agreement containing such reference.

“Units” means a fractional share of the Interests in the Partnership that entitles the holder thereof to such benefits as are specified in this Agreement or any Unit Designation and shall include the Common Units and PSIs but not the Class C Non-Equity Interests.

“Unit Designation” has the meaning set forth in Section 3.2(b).

“Withdrawal” (a) in respect of an Individual Limited Partner, has the meaning set forth in Section 8.3(a), and (b) in respect of any Related Trust, means the Withdrawal of such Related Trust in accordance with Section 8.3(a). “Withdrawn” has the correlative meaning.

“Withdrawn General Partner” has the meaning set forth in Section 4.1(a).

ARTICLE II

GENERAL PROVISIONS

Section 2.1 Organization. The Original Company was originally organized as a Delaware limited liability company under the LLC Act. The Original Company was converted to a Delaware limited partnership pursuant to the Act on June 25, 2007.

Section 2.2 Partnership Name. The name of the Partnership is “OZ Management LP.” The name of the Partnership may be changed from time to time by the General Partner.

Section 2.3 Registered Office, Registered Agent. The Partnership shall maintain a registered office in the State of Delaware at, and the name and address of the Partnership’s registered agent in the State of Delaware is, National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901. Such office and such agent may be changed from time to time by the General Partner.

Section 2.4 Certificates. Any Person authorized by the General Partner shall execute, deliver and file any amendment to or restatements of the Certificate of Limited Partnership and any other certificates (and any amendments and/or restatements thereof) necessary for the Partnership to qualify to do business in a jurisdiction in which the Partnership may wish to conduct business.

Section 2.5 Nature of Business; Permitted Powers. The purposes of the Partnership shall be to engage in any lawful act or activity for which limited partnerships may be formed under the Act.

Section 2.6 Fiscal Year. Unless and until otherwise determined by the General Partner in its sole and absolute discretion, the fiscal year of the Partnership for federal income tax purposes shall, except as otherwise required in accordance with the Code, end on December 31 of each year (each, a “Fiscal Year”).

Section 2.7 Perpetual Existence. The Partnership shall have a perpetual existence unless dissolved in accordance with the provisions of Article IX of this Agreement.

Section 2.8 Limitation on Partner Liability. Except as otherwise expressly required by law, the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and no Partner shall be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Partner. No Partner shall have any obligation to restore any negative or deficit balance in its Capital Account, including any negative or deficit balance in its Capital Account upon liquidation and dissolution of the Partnership. For federal income tax purposes, the rules of Treasury Regulation Section 1.752-3 shall apply to determine a Partner’s share of any debt or obligation the terms of which provide that, in respect of the Partnership, the creditor has recourse only to the Partnership and its assets and not to any Partner.

Section 2.9 Indemnification.

(a) To the fullest extent permitted by applicable law, each Covered Person shall be indemnified and held harmless by the Partnership for and from any liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, judgments, fines, amounts paid in settlement, losses, fees, penalties, damages, costs and expenses, including, without limitation, reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses and interest on any of the foregoing (collectively, “Damages”) sustained or incurred by such Covered Person by reason of any act performed or omitted by such Covered Person or by any other Covered Person in connection with the affairs of the Partnership or the General Partner unless such act or omission constitutes fraud, gross negligence or willful misconduct (the “Disabling Conduct”); provided, however, that any indemnity under this Section 2.9 shall be provided out of and to the extent of Partnership assets only, and no Limited Partner or any Affiliate of any Limited Partner shall have any personal liability on account thereof. The right of indemnification pursuant to this Section 2.9 shall include the right of a Covered Person to have paid on his behalf, or be reimbursed by the Partnership for, the reasonable expenses incurred by such Covered Person with respect to any Damages, in each case in advance of a final disposition of any action, suit or proceeding, including expenses incurred in collecting such amounts from the Partnership; provided, however, that such Covered Person shall have given a written undertaking to reimburse the Partnership in the event it is subsequently determined that he is not entitled to such indemnification.

(b) The right of any Covered Person to the indemnification provided herein (i) shall be cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity, (ii) in the case of Covered Persons that are Partners, shall continue as to such Covered Person after any Withdrawal or Special Withdrawal of such Partner and after he has ceased to be a Partner, and (iii) shall extend to such Covered Person’s successors, assigns and legal representatives.

(c) The termination of any action, suit or proceeding relating to or involving a Covered Person by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Covered Person committed an act or omission that constitutes Disabling Conduct.

(d) For purposes of this Agreement, no action or failure to act on the part of any Covered Person in connection with the management or conduct of the business and affairs of such Covered Person and other activities of such Covered Person which involve a conflict of interest with the Partnership, any other Person in which the Partnership has a direct or indirect interest or any Partner (or any of their respective Affiliates) or in which such Covered Person realizes a profit or has an interest shall constitute, per se, Disabling Conduct.

Section 2.10 Exculpation.

(a) To the fullest extent permitted by applicable law, no Covered Person shall be liable to the Partnership or any Partner or any Affiliate of any Partner for any Damages incurred by reason of any act performed or omitted by such Covered Person unless such act or omission constitutes Disabling Conduct. In addition, no Covered Person shall be liable to the Partnership, any other Person in which the Partnership has a direct or indirect interest or any Partner (or any Affiliate thereof) for any action taken or omitted to be taken by any other Covered Person.

(b) A Covered Person shall be fully protected in relying upon the records of the Partnership and upon such information, opinions, reports or statements presented to the Partnership by any Person (other than such Covered Person) as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Partners might properly be paid.

(c) The right of any Partner that is a Covered Person to the exculpation provided in this Section 2.10 shall continue as to such Covered Person after any Withdrawal or Special Withdrawal of such Partner and after he has ceased to be a Partner.

(d) The General Partner may consult with legal counsel and accountants and any act or omission suffered or taken by the General Partner on behalf of the Partnership in reliance upon and in accordance with the advice of such counsel or accountants will be full justification for any such act or omission, and the General Partner will be fully protected in so acting or omitting to act so long as such counsel or accountants were selected with reasonable care.

Section 2.11 Fiduciary Duty.

(a) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating to the Partnership or to any Limited Partner or any Affiliate of any Limited Partner (or other Person with any equity interest in the Partnership) or other Person bound by (or having rights pursuant to) the terms of this Agreement, a Covered Person acting pursuant to the terms, conditions and limitations of this Agreement shall not be liable to the Partnership or to any Limited Partner or any Affiliate of any Limited Partner (or other Person) for its reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of a Covered Person otherwise existing at law or equity, are agreed by the Partners (and any other Person bound by or having rights pursuant to this Agreement) to modify to that extent such other duties and liabilities of the Covered Person to the extent permitted by law.

(b) Notwithstanding anything to the contrary in the Agreement or under applicable law, whenever in this Agreement the General Partner is permitted or required to make a decision or take an action or omit to do any of the foregoing acting solely in its capacity as the General Partner, the General Partner shall, except where an express standard is set forth, be entitled to make such decision in its sole and absolute discretion (and the words “in its sole and absolute discretion” should be deemed inserted therefor in each case in association with the words “General Partner,” whether or not the words “sole and absolute discretion” are actually included in the specific provisions of this Agreement), and in so acting in its sole and absolute discretion the General Partner shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership, any of the Partnership’s Affiliates, any Limited Partner or any other Person. To the fullest extent permitted by applicable law, if pursuant to this Agreement the General Partner, acting solely in its capacity as the General Partner, is permitted or required to make a decision in its “good faith” or under another express standard, the General Partner shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

Section 2.12 Confidentiality; Intellectual Property.

(a) Confidentiality. Each Partner acknowledges and agrees that the information contained in the books and records of the Partnership is confidential and, except in the course of such Partner performing such duties as are necessary for the Partnership and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, at all times such Partner shall keep and retain in the strictest confidence and shall not disclose to any Person any confidential matters of the Partnership or any Person included within the Och-Ziff Group and their respective Affiliates and successors and the other Partners, including, without limitation, the identity of any Investors, confidential information concerning the Partnership, any Person included within the Och-Ziff Group and their respective Affiliates and successors, the General Partner, the other Partners and any fund, account or investment managed by any Person included within the Och-Ziff Group, including marketing, investment, performance data, fund management, credit and financial information, and other business or personal affairs of the Partnership, any Person included within the Och-Ziff Group and their respective Affiliates and successors, the General Partner, the other Partners and any fund, account or investment managed directly or indirectly by any Person included within the Och-Ziff Group learned by the Partner heretofore or hereafter. This Section 2.12(a) shall not apply to (i) any information that has been made publicly available by the Partnership or any of its Affiliates or becomes public knowledge (except as a result of an act of any Partner in violation of this Agreement), (ii) the disclosure of information to the extent necessary for a Partner to prepare and file his tax returns, to respond to any inquiries regarding the same from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns or (iii) the disclosure of information with the prior written consent of the General Partner. Notwithstanding anything to the contrary herein, each Partner (and each employee, representative or other agent of such Partner) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) the Partnership and (y) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Partners relating to such tax treatment and tax structure. In addition, nothing in this Agreement or any policies, rules and regulations of OZ Management LP, or any other agreement between a Limited Partner and any member of the Och-Ziff Group prohibits or restricts the Limited Partner from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.

(b) Intellectual Property. (i) Each Partner acknowledges and agrees that the Intellectual Property shall be the sole and exclusive property of the Partnership and such Partner shall have no right, title, or interest in or to the Intellectual Property.

(ii) All copyrightable material included in the Intellectual Property shall be deemed a “work made for hire” under the applicable copyright law, to the maximum extent permitted under such applicable copyright law, and ownership of all rights therein shall vest in the Partnership. To the extent that a Partner may retain any interest in any Intellectual Property by operation of law or otherwise, such Partner hereby assigns and transfers to the Partnership his or her entire right, title and interest in and to all such Intellectual Property.

(iii) Each Partner hereby covenants and binds himself and his successors, assigns, and legal representatives to cooperate fully and promptly with the Partnership and its designee, successors, and assigns, at the Partnership’s reasonable expense, and to do all acts necessary or requested by the Partnership and its designee, successors, and assigns, to secure, maintain, enforce, and defend the Partnership’s rights in the Intellectual Property. Each Partner further agrees, and binds himself and his successors, assigns, and legal representatives, to cooperate fully and assist the Partnership in every way possible in the application for, or prosecution of, all rights pertaining to the Intellectual Property.

(c) If a Partner commits a breach, or threatens to commit a breach, of any of the provisions of Section 2.12(a) or Section 2.12(b), the General Partner shall have the right and remedy to have the provisions of such Section specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Partnership, the other Partners, any Person included within the Och-Ziff Group, and the investments, accounts and funds managed by Persons included within the Och-Ziff Group and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 2.13 Non-Competition; Non-Solicitation; Non-Disparagement; Non-Interference; and Remedies.

(a) Each Individual Limited Partner acknowledges and agrees, in connection with such Individual Limited Partner’s participation in the Partnership on the terms described in the Prior Partnership Agreement and this amendment and restatement of the terms of the Prior Partnership Agreement or, in the case of an Individual Limited Partner admitted to the Partnership subsequent to the date of the Prior Partnership Agreement, on the terms described herein and in such Individual Limited Partner’s Partner Agreement, if any, that: (i) the alternative asset management business (including, without limitation, for purposes of this paragraph, any hedge or private equity fund management business) is intensely competitive, (ii) such Partner, for the benefit of and on behalf of the Partnership in his capacity as a Partner, has developed, and will continue to develop and have access to and knowledge of, Confidential Information (including, but not limited to, material non-public information of the Och-Ziff Group and its Investors), (iii) the direct or indirect use of any such information for the benefit of, or disclosure of any such information to, any existing or potential competitors of the Och-Ziff Group would place the Och-Ziff Group at a competitive disadvantage and would do damage to the Och-Ziff Group, (iv) such Partner, for the benefit of and on behalf of the Partnership in his capacity as a Partner, has developed relationships with Investors and counterparties through investment by and resources of the Och-Ziff Group, while a Limited Partner of the Partnership, (v) such Partner, for the benefit of and on behalf of the Partnership in his capacity as a Partner, may continue to develop relationships with Investors and counterparties, through investment by and resources of the Och-Ziff Group, while a Limited Partner of the Partnership, (vi) such Partner engaging in any of the activities prohibited by this Section 2.13 would constitute improper appropriation and/or use of the Och-Ziff Group’s Confidential Information and/or Investor and counterparty relationships, (vii) such Partner’s association with the Och-Ziff Group has been critical, and such Partner’s association with the Och-Ziff Group is expected to continue to be critical, to the success of the Och-Ziff Group, (viii) the services to be rendered, and relationships developed, for the benefit of and on behalf of the Partnership in his capacity as a Partner, are of a special and unique character, (ix) the Och-Ziff Group conducts the alternative asset management business throughout the world, (x) the non-competition and other restrictive covenants and agreements set forth in this Agreement are fair and reasonable, and (xi) in light of the foregoing and of such Partner’s education, skills, abilities and financial resources, such Partner acknowledges and agrees that such Partner will not assert, and it should not be considered, that enforcement of any of the covenants set forth in this Section 2.13 would prevent such Partner from earning a living or otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

(b) During the Restricted Period, each Individual Limited Partner will not, directly or indirectly, either on his own behalf or on behalf of or with any other Person:

(i) without the prior written consent of the General Partner, (A) engage or otherwise participate in any manner or fashion in any Competing Business, (B) render any services to any Competing Business, or (C) acquire a financial interest in or become actively involved with any Competing Business (other than as a passive investor holding less than 2% of the issued and outstanding stock of public companies); or

(ii) in any manner solicit or induce any of the Och-Ziff Group’s current or prospective Investors to (A) terminate (or diminish in any material respect) his investments with the Och-Ziff Group for the purpose of associating or doing business with any Competing Business, or otherwise encourage such Investors to terminate (or diminish in any respect) his investments with the Och-Ziff Group for any other reason or (B) invest in or otherwise participate in or support any Competing Business.

(c) During the Restricted Period, each Individual Limited Partner will not, directly or indirectly, either on his own behalf or on behalf of or with any other Person:

(i) in any manner solicit or induce any of the Och-Ziff Group’s current, former or prospective financing sources, capital market intermediaries, consultants, suppliers, partners or other counterparties to terminate (or diminish in any material respect) his relationship with the Och-Ziff Group for the purpose of associating with any Competing Business, or otherwise encourage such financing sources, capital market intermediaries, consultants, suppliers, partners or other counterparties to terminate (or diminish in any respect) his relationship with the Och-Ziff Group for any other reason; or

(ii) in any manner interfere with the Och-Ziff Group’s business relationship with any Investors, financing sources, capital market intermediaries, consultants, suppliers, partners or other counterparties.

(d) During the Restricted Period, each Individual Limited Partner will not, directly or indirectly, either on his own behalf or on behalf of or with any other Person, in any manner solicit any of the owners, members, partners, directors, officers or employees of any member of the Och-Ziff Group to terminate their relationship or employment with the applicable member of the Och-Ziff Group, or hire any such Person (i) who is employed at the time of such solicitation by any member of the Och-Ziff Group, (ii) who is or was once an owner, member, partner, director, officer or employee of any member of the Och-Ziff Group as of the date of Special Withdrawal or Withdrawal of such Partner, or (iii) whose employment or relationship with any such member of the Och-Ziff Group terminated within the 24-month period prior to the date of Special Withdrawal or Withdrawal of such Partner or thereafter. Additionally, the Partner may not solicit or encourage to cease to work with any member of the Och-Ziff Group any consultant, agent or adviser that the Partner knows or should know is under contract with any member of the Och-Ziff Group.

(e) During the Restricted Period and at all times thereafter, each Individual Limited Partner will not, directly or indirectly, make, or cause to be made, any written or oral statement, observation, or opinion disparaging the business or reputation of the Och-Ziff Group, or any owners, partners, members, directors, officers, or employees of any member of the Och-Ziff Group; provided, however, that nothing contained in this Section 2.13 shall preclude such Partner from providing truthful testimony in response to a valid subpoena, court order, regulatory request, or as may be otherwise required by law, or from participating or cooperating in any action, investigation or proceeding with, or providing truthful information to, any governmental agency, legislative body, self-regulatory organization, or the legal departments of the Och-Ziff Group.

(f) Each Individual Limited Partner acknowledges and agrees that an attempted or threatened breach by such Person of this Section 2.13 would cause irreparable injury to the Partnership and the other members of the Och-Ziff Group not compensable in money damages and the Partnership shall be entitled, in addition to the remedies set forth in Sections 2.13(g) and 2.13(i), to obtain a temporary, preliminary or permanent injunction prohibiting any breaches of this Section 2.13 without being required to prove damages or furnish any bond or other security.

(g) Each Individual Limited Partner agrees that it would be impossible to compute the actual damages resulting from a breach of Section 2.13(b) or, if applicable, any of the non-competition covenants provided in such Partner’s Partner Agreement, and that the amounts set forth in this Section 2.13(g) are reasonable and do not operate as a penalty, but are a genuine pre-estimate of the anticipated loss that the Partnership and other members of the Och-Ziff Group would suffer from a breach of Section 2.13(b) or, if applicable, of any of the non-competition covenants provided in such Partner’s Partner Agreement. In the event an Individual Limited Partner breaches Section 2.13(b) or, if applicable, any of the non-competition covenants provided in such Partner’s Partner Agreement, then:

(i) on or after the date of such breach, any unvested Common Units of such Partner and its Related Trusts, if any, shall cease to vest and thereafter shall be reallocated in accordance with this Section 2.13(g);

(ii) on or after the date of such breach, (x) any PSIs or Deferred Cash Interests of such Partner and its Related Trusts shall be forfeited and cancelled, and (y) and all allocations and distributions on such PSIs or in respect of such Deferred Cash Interests that would otherwise have been received by such Partner and its Related Trusts on or after the date of such breach shall not thereafter be made;

(iii) on or after the date of such breach, no other allocations shall be made to the respective Capital Accounts of such Partner and its Related Trusts, if any, and no other distributions shall be made to such Partners;

(iv) on or after the date of such breach, no Transfer (including any exchange pursuant to the Exchange Agreement) of any of the Common Units, PSIs or Deferred Cash Interests of such Partner or its Related Trusts, if any, shall be permitted under any circumstances notwithstanding anything to the contrary in this Agreement;

(v) on or after the date of such breach, no sale, exchange, assignment, pledge, hypothecation, bequeath, creation of an encumbrance, or any other transfer or disposition of any kind may be made of any of the Class A Shares acquired by such Partner or its Related Trusts, if any, through an exchange pursuant to the Exchange Agreement;

(vi) as of the applicable Reallocation Date, all of the unvested and vested Common Units of such Partner and its Related Trusts, if any, and all allocations and distributions on such Common Units that would otherwise have been received by such Partners on or after the date of such breach shall be reallocated from such Partners to the Continuing Partners in proportion to the total number of Original Common Units owned by each such Continuing Partner and its Original Related Trusts;

(vii) each of such Partner and its Related Trusts, if any, agrees that, on the Reallocation Date, it shall immediately:

(A) pay to the Continuing Partners, in proportion to the total number of Original Common Units owned by each such Continuing Partner and its Original Related Trusts, a lump-sum cash amount equal to the sum of: (i) the total after-tax proceeds received by such Individual Limited Partner or Related Trust thereof for any Class A Shares acquired at any time pursuant to the Exchange Agreement and that were subsequently transferred during the 24-month period prior to the date of such breach; and (ii) any distributions received by such Individual Limited Partner or Related Trust thereof during such 24-month period on Class A Shares acquired pursuant to the Exchange Agreement;

(B) transfer any Class A Shares that were acquired at any time pursuant to the Exchange Agreement and held by such Individual Limited Partner or Related Trust thereof on and after the date of such breach to the Continuing Partners in proportion to the total number of Original Common Units owned by each such Continuing Partner and its Original Related Trusts; and

(C) pay to the Continuing Partners in proportion to the total number of Original Common Units owned by each such Continuing Partner and its Original Related Trusts a lump-sum cash amount equal to the sum of: (i) the total after-tax proceeds received by such Individual Limited Partner or Related Trust thereof for any Class A Shares acquired at any time pursuant to the Exchange Agreement and that were subsequently transferred on or after the date of such breach; and (ii) all distributions received by such Individual Limited Partner or Related Trust thereof on or after the date of such breach on Class A Shares acquired pursuant to the Exchange Agreement;

(viii) each of such Partner and its Related Trusts, if any, agrees that, on the Reallocation Date, it shall immediately pay a lump-sum cash amount equal to the total after-tax amount received by them as PSI Cash Distributions (including cash distributions in respect of Deferred Cash Interests), in each case during the 24-month period prior to the date of such breach, with such lump-sum cash amount to be paid to the Continuing Partners in proportion to the total number of Original Common Units owned by such Continuing Partner and its Original Related Trusts; and

(ix) such Partner and its Related Trusts agrees that he shall receive no payments, if any, that he would have otherwise received under the Tax Receivable Agreement on or after the date of such breach, and shall have no further rights under the Tax Receivable Agreement, Exchange Agreement or Registration Rights Agreement after such date.

Any reallocated Common Units received by a Continuing Partner pursuant to this Section 2.13(g) shall be deemed for all purposes of this Agreement to be Common Units of such Continuing Partner and subject to the same vesting requirements, if any, in accordance with Section 8.4 as the transferring Limited Partner had been before his breach of Section 2.13(b) or, if applicable, of the relevant non-competition covenants provided in such Partner’s Partner Agreement. Any Continuing Partner receiving reallocated Class A Common Units pursuant to this Section 2.13(g) shall be permitted to exchange fifty percent (50%) of such number of Class A Common Units (and sell any Class A Shares issued in respect thereof), notwithstanding the transfer restrictions set forth in Section 8.1 in the event that the Exchange Committee (as defined in the Exchange Agreement) determines in its sole discretion that the reallocation is taxable; provided, however, that such exchange of Class A Common Units is made in accordance with the Exchange Agreement.

(h) Notwithstanding anything in Section 2.13(g) to the contrary, the General Partner may elect in its sole and absolute discretion to waive the application of any portion, all or none of the provisions of Section 2.13(g) in the case of the breach by any Partner of Section 2.13(b) or, if applicable, of the relevant non-competition covenants provided in such Partner’s Partner Agreement.

(i) Without limiting the right of the Partnership to obtain injunctive relief for any attempted or threatened breach of this Section 2.13, in the event a Partner breaches Section 2.13(c), (d) or (e), then at the election of the General Partner in its sole and absolute discretion the Partnership shall be entitled to seek any other available remedies including, but not limited to, an award of money damages.

Section 2.14 Insurance. The Partnership may purchase and maintain insurance, to the extent and in such amounts as the General Partner shall deem reasonable, on behalf of Covered Persons and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Partnership and/or its Subsidiaries regardless of whether the Partnership would have the power or obligation to indemnify such Person against such liability under the provisions of this Agreement. The Partnership may enter into indemnity contracts with Covered Persons and such other Persons as the General Partner shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Section 2.14, and containing such other procedures regarding indemnification as are appropriate and consistent with this Agreement.

Section 2.15 Representations and Warranties. Each Partner hereby represents and warrants to the others and to the Partnership as follows:

(a) Such Partner has all requisite power to execute, deliver and perform this Agreement; the performance of its obligations hereunder will not result in a breach or a violation of, or a default under, any material agreement or instrument by which such Partner or any of such Partner’s properties is bound or any statute, rule, regulation, order or other law to which it is subject, nor require the obtaining of any consent, approval, permit or license from or filing with, any governmental authority or other Person by such Person in connection with the execution, delivery and performance by such Partner of this Agreement.

(b) This Agreement constitutes (assuming its due authorization and execution by the other Partners) such Partner’s legal, valid and binding obligation.

(c) Each Limited Partner expressly agrees that the Partners may, subject to the restrictions set forth in Sections 2.12, 2.13, 2.16, 2.18 and 2.19 and, if applicable, any Partner Agreement, regarding Confidential Information, Intellectual Property, non-competition, non-solicitation, non-disparagement, non-interference, devotion of time, short selling and hedging transactions, and compliance with relevant policies and procedures, engage independently or with others, for its or their own accounts and for the accounts of others, in other business ventures and activities of every nature and description whether such ventures are competitive with the business of the Partnership or otherwise, including, without limitation, purchasing, selling or holding investments for the account of any other Person or enterprise or for its or his own account, regardless of whether or not any such investments are also purchased, sold or held for the direct or indirect account of the Partnership. Neither the Partnership nor any Limited Partner shall have any rights or obligations by virtue of this Agreement in and to such independent ventures and activities or the income or profits derived therefrom.

(d) Such Partner understands that (i) the Interests have not been registered under the Securities Act and applicable state securities laws and (ii) the Interests may not be sold, transferred, pledged or otherwise disposed of except in accordance with this Agreement and then only if they are subsequently registered in accordance with the provisions of the Securities Act and applicable state securities laws or registration under the Securities Act or any applicable state securities laws is not required.

(e) Such Partner understands that the Partnership is not obligated to register the Interests for resale under any applicable federal or state securities laws and that the Partnership is not obligated to supply such Partner with information or assistance in complying with any exemption under any applicable federal or state securities laws.

Section 2.16 Devotion of Time. Each Individual Limited Partner agrees to devote substantially all of his business time, skill, energies and attention to his responsibilities to the Och-Ziff Group in a diligent manner at all times prior to his Special Withdrawal or Withdrawal.

Section 2.17 Partnership Property; Partnership Interest. No real or other property of the Partnership shall be deemed to be owned by any Partner individually, but shall be owned by and title shall be vested solely in the Partnership. The Interests of the Partners shall constitute personal property.

Section 2.18 Short Selling and Hedging Transactions. While each Partner is a Limited Partner of the Partnership (irrespective of whether or not a Special Withdrawal or Withdrawal has occurred in respect of such Partner) and at all times thereafter, such Partner and its Affiliates shall not, without PMC Approval, directly or indirectly, (a) effect any short sale (as such term is defined in Regulation SHO under the Exchange Act) of Class A Shares or any short sale of any Related Security, or (b) enter into any swap or other transaction, other than a sale (which is not a short sale) of Class A Shares or any Related Security to the extent permitted by this Agreement, that transfers to another, in whole or in part, any of the economic risks, benefits or consequences of ownership of Class A Shares or any Related Security. The foregoing clause (b) is expressly agreed to preclude each Partner and its Affiliates, while such Partner is a Limited Partner of the Partnership (irrespective of whether or not a Special Withdrawal or Withdrawal has occurred in respect of such Partner) and at all times thereafter, from engaging in any hedging or other transaction (other than a sale, which is not a short sale, of Class A Shares or any Related Security to the extent permitted by this Agreement) which is designed to or which reasonably could be expected to lead to or result in a transfer of the economic risks, benefits or consequences of ownership of Class A Shares or any Related Security, or a disposition of Class A Shares or any Related Security, even if such transfer or disposition would be made by someone other than such Partner or Affiliate thereof or any Person contracting directly with such Partner or Affiliate. For purposes of this Section 2.18 only, “Related Securities” shall include PSIs and Deferred Cash Interests.

Section 2.19 Compliance with Policies. Each Individual Limited Partner hereby agrees that he shall comply with all policies and procedures adopted by any member of the Och-Ziff Group or which Limited Partners are required to observe by law, or by any recognized stock exchange, or other regulatory body or authority.

ARTICLE III

INTERESTS AND ADMISSION OF PARTNERS

Section 3.1 Units and other Interests.

(a) General. The Partners, as of the date of the Prior Partnership Agreement, agreed among themselves that: (i) beginning on the date of the Prior Partnership Agreement, Interests in the Partnership shall be designated as “Class A Common Units” (“Class A Common Units”), “Class B Common Units” (“Class B Common Units”) and Class C Non-Equity Interests; (ii) except as expressly provided herein, a Class A Common Unit and a Class B Common Unit shall entitle the holder thereof to equal rights under this Agreement; (iii) holders of Class B Common Units may include the Initial General Partner in its capacity as a Limited Partner, which is the holder of all Class B Common Units as of the date hereof; (iv) from and after the date of the Prior Partnership Agreement, the rights and obligations in respect of the Interests of each applicable Original Partner, as originally described in the Initial Partnership Agreement and such Partners’ respective Supplementary Agreements, shall be set forth exclusively within this Agreement, as amended and restated herein; and (v) the respective Interests of each applicable Original Partner in the Class A Common Units and the Initial General Partner in its capacity as a Limited Partner in the Class B Common Units shall be as recorded in the books of the Partnership as being owned by such Partner pursuant to this Section 3.1.

(b) Certificated and Uncertificated Units. From time to time, the General Partner may establish other classes or series of Units pursuant to Section 3.2. Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by a certificate (a “Certificate of Ownership”) in such form as the General Partner may approve in writing in its sole and absolute discretion. The Certificate of Ownership may contain such legends as may be required by law or as may be appropriate to evidence, if approved by the General Partner pursuant to Section 8.1, the pledge of a Partner’s Units. Each Certificate of Ownership shall be signed by or on behalf of the General Partner by either manual or facsimile signature. The Certificates of Ownership of the Partnership shall be numbered and registered in the register or transfer books of the Partnership as they are issued. The Partnership or other Transfer Agent shall act as registrar and transfer agent for the purposes of registering the ownership and Transfer of Units. If a Certificate of Ownership is defaced, lost or destroyed it may be replaced on such terms, if any, as to evidence and indemnity as the General Partner determines in its sole and absolute discretion. Notwithstanding the foregoing, Class A Common Units, Class B Common Units, Class D Common Units and PSIs shall not be evidenced by Certificates of Ownership and a Partner’s interest in any such Units shall be reflected through appropriate entries in the books and records of the Partnership.

(c) Record Holder. Except to the extent that the Partnership shall have received written notice of a Transfer of Units and such Transfer complies with the applicable requirements of Section 8.1, the Partnership shall be entitled to treat (i) in the case of Units evidenced by Certificates of Ownership, the Person in whose name any Certificates of Ownership stand on the books of the Partnership and (ii) in the case of Units not evidenced by Certificates of Ownership and Class C Non-Equity Interests, the Person listed in the books of the Partnership as the holder of such Units or Class C Non-Equity Interests, as the absolute owner thereof, and shall not be bound to recognize any equitable or other claim to, or interest in, such Units or Class C Non-Equity Interests on the part of any other Person. The name and business address of each Partner shall be set forth in the books of the Partnership.

(d) Voting Rights relating to Common Units, PSIs and Class C Non-Equity Interests. Holders of Common Units (other than Class B Common Units) shall have no voting, consent or approval rights with respect to any matter submitted to holders of Units for their consent or approval, except as set forth in Section 10.2. Holders of Class C Non-Equity Interests and PSI Limited Partners (other than as holders of Common Units) shall have no voting, consent or approval rights with respect to any matter.

(e) Automatic Conversion of Class A Common Units. If, as a result of an exchange pursuant to the Exchange Agreement, Och-Ziff or any of its Subsidiaries (excluding any Operating Group Entity and any Subsidiary of an Operating Group Entity) acquires (in any manner) any Class A Common Units, each such Class A Common Unit will automatically convert into one Class B Common Unit, unless otherwise determined or cancelled.

(f) Class D Common Units. Interests in the Partnership shall include a class of Units designated as “Class D Common Units.” Class D Common Units may be conditionally issued in one or more series of such class. Class D Common Units of the first such series shall be designated as “Class D-1 Common Units,” with each subsequent series of Class D Common Units to be designated with a consecutive number or as otherwise recorded in the books of the Partnership and the applicable Partner Agreement. The respective Interests in the Class D Common Units conditionally held by each Individual Limited Partner and his Related Trusts, if any, holding such Class D Common Units (each, a “Class D Limited Partner”) shall be as recorded in the books of the Partnership as being owned by such Partners pursuant to this Section 3.1. Except as otherwise set forth in this Agreement or the applicable Partner Agreement, if any, of any Class D Limited Partner, each series of Class D Common Units shall have the same rights, powers and duties, and the rights, powers and duties applicable to Class D Common Units shall be as set forth below and elsewhere in this Agreement:

(i) For purposes of Section 10.2(a), the Class D Common Units shall be treated as Class A Common Units.

(ii) No Class D Limited Partner shall be permitted to exchange any Class D Common Unit pursuant to the Exchange Agreement except to the extent that the General Partner determines that there has been sufficient Appreciation to result in such Class D Common Unit being economically equivalent to one Class A Common Unit consistent with the principles of Treasury Regulation section 1.704-1(b)(2)(iv)(f) and Section 6.1(c) (including with respect to the order of priority set forth therein). Such determination shall be made in writing (A) prior to any sale (including, but not limited to, by merger or otherwise) of Class A Common Units, (B) prior to any exchange of Class A Common Units pursuant to the Exchange Agreement and (C) at any other time as determined by the General Partner in its sole discretion. To the extent that the General Partner determines that all Class D Common Units of a Class D Limited Partner, in aggregate, are not fully economically equivalent to Class A Common Units in connection with any determination described in clauses (A), (B) or (C) of the foregoing sentence, the General Partner shall make such determination with respect to as many of such Class D Limited Partner’s Class D Common Units as possible and shall continue to make such determinations at the time of each subsequent occurrence of any of the events described in clauses (A), (B) or (C) above. The Partners agree that, if the General Partner determines, in accordance with this Section 3.1(f)(ii), that any Class D Common Unit of a Class D Limited Partner has become economically equivalent to one Class A Common Unit, then such Class D Common Unit will automatically convert into a Class A Common Unit and such Class D Limited Partner shall be a Potential Tag-Along Seller for purposes of Sections 8.5(a) and 8.5(b) with respect to any proposed sale or exchange related to any such determination. The Partners further agree that any Class D Common Units and any Class A Common Units into which such Class D Common Units have converted shall be Company Securities for purposes of any Drag-Along Sale for purposes of Sections 8.6(a) and 8.6(b) with respect to any proposed sale or exchange related to any such determination.

(iii) Notwithstanding the provisions of Section 3.1(f)(ii) and the final sentence of Section 8.5(b), in circumstances wherein the General Partner shall permit other Limited Partners to participate in (i) a sale of Class A Common Units, or (ii) an exchange of Class A Common Units pursuant to the Exchange Agreement, the General Partner shall allow each Class D Limited Partner and his Related Trusts, if any, to make such Capital Contributions to the Partnership as would enable the relevant number of Class D Common Units of such Class D Limited Partner and his Related Trusts, if any, to become economically equivalent to Class A Common Units, in which case each such Class D Common Unit will automatically convert into a Class A Common Unit and such Class D Limited Partner and his Related Trusts, if any, will then be permitted to participate in such sale or exchange.

(iv) If any Class D Limited Partner does not participate in any sale or exchange of Common Units by the other Limited Partners occurring within two years after the applicable Issue Date of such Class D Limited Partner’s Class D Common Units and in which such Class D Limited Partner would have been entitled to participate in accordance with Sections 3.1(f)(ii) or 3.1(f)(iii), then, following the end of such two-year period, such Class D Limited Partner shall, subject to the satisfaction of the conditions set forth in Sections 3.1(f)(ii) or 3.1(f)(iii), be entitled to exchange the number of vested

Common Units equal to such Class D Limited Partner’s pro rata share of the total number of vested Common Units that all Individual Limited Partners and their Related Trusts were entitled to Transfer in such sale or exchange, provided that if such sale or exchange of Common Units by the other Limited Partners occurred in connection with a Tag-Along Sale, all unvested Common Units shall be treated as vested Common Units for purposes of this Section 3.1(f)(iv).

(v) Each Class D Limited Partner that is an Individual Limited Partner shall be issued one Class B Share in respect of any additional complete Operating Group A Unit conditionally owned by him and his Related Trusts, if any, with each such Class B Share to be issued to such Class D Limited Partner on the same date as the conversion of the relevant partnership unit(s) in the relevant Operating Group Entity(ies) that gives rise to such Class D Limited Partner’s entitlement to such Class B Share. Simultaneously with the first such issuance to such Class D Limited Partner of Class B Shares, such Class B Limited Partner shall be joined to the Class B Shareholders Agreement.

(g) Adjustments to Class D Common Units. The General Partner shall maintain a one-to-one correspondence between each Class D Common Unit and each Class A Common Unit into which each such Class D Common Unit may convert, and may make equitable adjustments to the Class D Common Units to take into account changes in the number of Common Units, reclassifications, recapitalizations and similar factors provided that such adjustments are consistent with the intent of Section 6.1(c) and the other relevant provisions of this Agreement; provided, however, that no such equitable adjustment may adversely affect the Class D Common Units’ rights to the allocations and distributions set forth in this Agreement and any applicable Partner Agreement.

(h) Reallocations of Common Units. In the event of any reallocation of Common Units to the Continuing Partners, the General Partner shall determine in its sole discretion the class and series of Common Units to which each such Common Unit shall belong upon its reallocation, notwithstanding anything to the contrary in any Partner Agreement entered into prior to the date hereof.

(i) Profit Sharing Interests. Interests in the Partnership shall include a class of Units designated as “Profit Sharing Interests,” which may be conditionally issued in one or more series of such class (each, a “PSI”). The first series of such class shall be designated as “Series 1 PSIs,” with each subsequent series of PSIs to be designated with consecutive numbers indicating the order in which series have been issued, or as otherwise recorded in the books of the Partnership and the applicable Partner Agreement. The respective Interests in the PSIs conditionally held by each Individual Limited Partner and his Related Trusts, if any (each, a “PSI Limited Partner”), shall be as recorded in the books of the Partnership as being owned by such Partners pursuant to this Section 3.1, with each Person receiving a conditional grant of PSIs being admitted as a Limited Partner upon such grant if such Person was not previously a Limited Partner. Except as otherwise set forth in this Agreement or any applicable Partner Agreement and subject to Section 3.1(i)(ix), each PSI shall have the rights, powers and duties set forth below and elsewhere in this Agreement:

(i) Grants, Reallocations and Cancellations of PSIs. At all times, each PSI Limited Partner will conditionally own an equal number of PSIs in the Partnership and each of the other Operating Group Entities. The PMC Chairman may in his discretion conditionally grant any number of PSIs at any time to any existing Individual Limited Partners or other Person who becomes an Individual Limited Partner in connection with such grant. At any time, the PMC Chairman in his sole discretion may determine to (A) conditionally reallocate PSIs held by any PSI Limited Partner to any other Limited Partners, whether or not they are PSI Limited Partners, or (B) cancel any PSIs held by any PSI Limited Partner. PSIs forfeited by any PSI Limited Partner in accordance with this Agreement or the terms of any Partner Agreement shall automatically be cancelled.

(ii) PSI Distributions. Unless otherwise specified in any applicable Partner Agreement, a PSI Limited Partner shall conditionally receive distributions with respect to such PSI Limited Partner’s PSIs from the Partnership and the other Operating Group Entities in respect of any Fiscal Year in an aggregate annual amount equal to the product of (i) such PSI Limited Partner’s PSI Number in respect of such Fiscal Year, and (ii) the aggregate distributions made by the Operating Group Entities with respect to each Operating Group A Unit in respect of the Net Income earned by the Operating Group Entities during such Fiscal Year (the aggregate amounts to be distributed to any PSI Limited Partner with respect to such PSI Limited Partner’s PSIs by the Partnership and the other Operating Group Entities in respect of any Fiscal Year, such PSI Limited Partner’s “PSI Distribution” in respect of such Fiscal Year). In order to be eligible to receive any portion of the PSI Distribution in respect of any Fiscal Year, the PSI Limited Partner shall not have been subject to a Withdrawal or Special Withdrawal as of the applicable distribution date of such portion of such PSI Distribution.

(iii) Types of PSI Distributions. Unless otherwise specified in any applicable Partner Agreement and subject to Section 3.1(i)(ix), any PSI Distribution to be made to any PSI Limited Partner by the Partnership and the other Operating Group Entities with respect to the PSIs of such PSI Limited Partner shall be conditionally distributed at the times and in the amounts described in this Section 3.1(i) in a combination of (A) cash to be conditionally distributed to the Limited Partner by one or more of the Operating Group Entities, which may include a conditional grant of Deferred Cash Interests by the Partnership and/or the other Operating Group Entities in the sole discretion of the General Partner, and (B) a conditional grant by the Operating Group Entities of Operating Group D Units.

(iv) Proportions of Cash and Units. Unless otherwise specified in any applicable Partner Agreement and subject to Section 3.1(i)(ix), any PSI Distribution to be made to any PSI Limited Partner in respect of any Fiscal Year shall be conditionally distributed at the times specified in Section 3.1(i)(v) such that, on an aggregate basis, it shall be conditionally made:

(A) 75% in the form of cash distributions, to be satisfied by distributions from one or more of the Operating Group Entities in the proportions determined by the General Partner in its sole discretion (the “PSI Cash Distribution”), of which a portion equal to 50% of the PSI Distribution shall be distributed in accordance with clauses (A) and (B) of Section 3.1(i)(v) and the remainder shall be distributed in the form of Deferred Cash Interests in accordance with clause (C) of Section 3.1(i)(v) (the “Deferred Cash Distribution”); and

(B) 25% in the form of a grant of Operating Group D Units by the Operating Group Entities in accordance with clause (D) of Section 3.1(i)(v) (the “PSI Class D Unit Distribution”).

(v) Timing of PSI Distributions. Unless otherwise specified in any applicable Partner Agreement and subject to Article VII and Section 3.1(i)(ix), any PSI Distribution to be made to any PSI Limited Partner in respect of any Fiscal Year may be conditionally made during the subsequent Fiscal Year, on January 15 and the 4Q Distribution Date, provided that the PSI Limited Partner has not been subject to a Withdrawal or a Special Withdrawal as of the applicable date, as follows:

(A) as of such January 15, a portion of the PSI Cash Distribution for such Fiscal Year shall be distributed in cash to such PSI Limited Partner in an amount equal to 50% of such PSI Cash Distribution (not including any Deferred Cash Distribution); provided that, for purposes of this Clause (A), these amounts shall be determined by the PMC Chairman in his sole discretion taking into account the General Partner’s estimate of the aggregate distributions to be made by the Operating Group Entities with respect to each Operating Group A Unit in respect of the Net Income earned by the Operating Group Entities during such Fiscal Year, with such amount to be distributed by one or more of the Operating Group Entities in the proportions determined by the General Partner in its sole discretion;

(B) as of such 4Q Distribution Date, the amount of the PSI Cash Distribution in respect of such Fiscal Year, less the amounts of such PSI Cash Distribution to be distributed in accordance with Clause (A) above or Clause (C) below, shall be distributed in cash to such PSI Limited Partner, with such amount to be distributed by one or more of the Operating Group Entities in the proportions determined by the General Partner in its sole discretion;

(C) as of such 4Q Distribution Date, the Deferred Cash Distribution in respect of such Fiscal Year shall be distributed to such PSI Limited Partner in the form of Deferred Cash Interests relating to one or more OZ Funds (as defined in the DCI Plan) in accordance with the DCI Plan by the Partnership and/or the other Operating Group Entities in the sole discretion of the General Partner; and

(D) the PSI Class D Unit Distribution in respect of such Fiscal Year shall be satisfied by a grant of Operating Group D Units to be made by the Operating Group Entities as of the 4Q Distribution Date relating to such Fiscal Year, with the number of Operating Group D Units to be calculated in accordance with the applicable Partner Agreement.

(vi) Vesting; Transfer. PSIs shall not vest and may be reallocated or cancelled as provided in this Section 3.1(i) and any Partner Agreement. No PSI Limited Partner may Transfer any PSIs or Deferred Cash Interests under any circumstances, and any purported Transfer of PSIs or Deferred Cash Interests shall be null and void and of no force and effect. Notwithstanding the foregoing sentence, PSIs and Deferred Cash Interests may be transferred to Related Trusts of an Individual Limited Partner with the prior written consent of the General Partner.

(vii) PSI Liquidity Events. Notwithstanding the provisions of Section 3.1(i)(vi), in the PMC Chairman’s sole discretion, a PSI Limited Partner may participate in a PSI Liquidity Event with respect to such PSI Limited Partner’s PSIs on the same terms as Class A Common Units participate, provided that such PSI Limited Partner may only participate in such a PSI Liquidity Event to the extent that the PSIs held by such PSI Limited Partner have become economically equivalent to Class A Common Units, although PSIs shall not convert into Class A Common Units upon becoming economically equivalent to them. The General Partner in its sole discretion may permit any such PSI Limited Partner to make such Capital Contributions as would enable the relevant number of PSIs of such PSI Limited Partner to become economically equivalent to Class A Common Units, in which case such PSIs shall be permitted to participate in such PSI Liquidity Event.

(viii) Adjustments to PSIs. The General Partner may in its sole discretion make equitable adjustments to the PSIs to take into account changes in the number of Common Units, reclassifications, recapitalizations and similar factors.

(ix) Terms of the PSIs and PSI Distributions. The PMC Chairman at any time may determine in his sole discretion to amend, supplement, modify or waive the terms of this Section 3.1(i) and any other provisions in this Agreement or any Partner Agreement relating to PSIs, PSI Distributions, PSI Class D Unit Distributions or PSI Cash Distributions, including Deferred Cash Interests, including without limitation with respect to the terms of previously granted PSIs or distributions thereon.

Section 3.2 Issuance of Additional Units and other Interests.

(a) Additional Units. The General Partner may from time to time in its sole and absolute discretion admit any Person as an additional Limited Partner of the Partnership (each such Person, if so admitted, an “Additional Limited Partner” and, collectively, the “Additional Limited Partners”). A Person shall be deemed admitted as a Limited Partner at the time such Person (i) executes this Agreement or a counterpart of this Agreement and (ii) is named as a Limited Partner in the books of the Partnership. Each Substitute Limited Partner shall be deemed an Additional Limited Partner whose admission as an Additional Limited Partner has been approved in writing by the General Partner for all purposes hereunder. Subject to the satisfaction of the foregoing requirements and Section 4.1(c), the General Partner is hereby expressly authorized to cause the Partnership to issue additional Units for such consideration and on such terms and conditions, and to such Persons, including the General Partner, any Limited Partner or any of their Affiliates, as shall be established by the General Partner in its sole and absolute discretion, in each case without the approval of any other Partner or any other Person.

Without limiting the foregoing, but subject to Section 4.1(c), the General Partner is expressly authorized to cause the Partnership to issue Units (A) upon the conversion, redemption or exchange of any debt or other securities issued by the Partnership, (B) for less than fair market value or no consideration, so long as the General Partner concludes that such issuance is in the best interests of the Partnership and its Partners, and (C) in connection with the merger of any other Person into the Partnership if the applicable merger agreement provides that Persons are to receive Units in exchange for their interests in the Person merging into the Partnership. The General Partner is hereby expressly authorized to take any action, including without limitation amending this Agreement without the approval of any other Partner, to reflect any issuance of additional Units. Subject to Section 4.1(c), additional Units may be Class A Common Units, Class B Common Units or other Units.

(b) Unit Designations. Any additional Units may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties (including, without limitation, rights, powers and duties that may be senior or otherwise entitled to preference over existing Units) as shall be determined by the General Partner, in its sole and absolute discretion without the approval of any Limited Partner or any other Person, and set forth in a written document thereafter attached to and made an exhibit to this Agreement, which exhibit shall be an amendment to this Agreement and shall be incorporated herein by this reference (each, a “Unit Designation”).

(c) Unit Rights. Without limiting the generality of the foregoing, but subject to Section 4.1(c), in respect of additional Units the General Partner shall have authority to specify (i) the allocations of items of Partnership income, gain, loss, deduction and credit to holders of each such class or series of Units; (ii) the right of holders of each such class or series of Units to share (on a pari passu, junior or preferred basis) in Partnership distributions; (iii) the rights of holders of each such class or series of Units upon dissolution and liquidation of the Partnership; (iv) the voting rights, if any, of holders of each such class or series of Units; and (v) the conversion, redemption or exchange rights applicable to each such class or series of Units. The total number of Units that may be created and issued pursuant to this Section 3.2 is not limited.

(d) Class C Non-Equity Interests. Class C Non-Equity Interests may only be issued to a Limited Partner as consideration for the provision of services to the Partnership in the form of future allocations of Net Income to such Limited Partner. No Partner may, under any circumstances, Transfer any Class C Non-Equity Interests, and any purported Transfer of Class C Non-Equity Interests shall be null and void and of no force and effect. Holders of Class C Non-Equity Interests shall have no right to receive any allocations thereon, and allocations, if any, made thereon to such Limited Partner need not be made in proportion to the number of Common Units or other Units held by such Limited Partner. Holders of Class C Non-Equity Interests shall have only the limited rights expressly set forth in this Agreement. The Partnership or other Transfer Agent shall act as registrar and transfer agent for the purposes of registering the ownership of Class C Non-Equity Interests.

(e) Additional Limited Partners. Subject to the other terms of this Agreement, the rights and obligations of an Additional Limited Partner to which Units are issued shall be set forth in such Additional Limited Partner’s Partner Agreement, the Unit Designation relating to the Units issued to such Additional Limited Partner or a written document thereafter attached to and made an exhibit to this Agreement, which exhibit shall be an amendment to this Agreement (but shall not require the approval of any Limited Partner) and shall be incorporated herein by this reference. Such rights and obligations may include, without limitation, provisions describing the vesting of the Units issued to such Additional Limited Partner and the reallocation of such Units or other consequences of the Withdrawal of such Additional Limited Partner other than due to a breach of any of the covenants in Section 2.13(b) or, if applicable, any of those provided in such Additional Limited Partner’s Partner Agreement.

ARTICLE IV

VOTING AND MANAGEMENT

Section 4.1 General Partner: Power and Authority.

(a) Pursuant to the Prior Partnership Agreement, Och-Ziff GP LLC, a Delaware limited liability company (the “Withdrawn General Partner”), was removed as general partner of the Partnership and the Initial General Partner was admitted as general partner of the Partnership from the date of the Prior Partnership Agreement. The business and affairs of the Partnership shall be managed exclusively by the General Partner; provided, however, that the General Partner may delegate such power and authority to the Partner Management Committee (or its Chairman), the Partner Performance Committee (or its Chairman) or such other committee (or its chairman) as it shall deem necessary, advisable or appropriate in its sole and absolute discretion from time to time, which delegation may be set forth in this Agreement, as an amendment hereto (which shall not require the vote or approval of any Limited Partner) or in a resolution duly adopted by the General Partner. Initially the General Partner has delegated certain power and authority to the Partner Management Committee and the Partner Performance Committee, as set forth elsewhere in this Agreement. The General Partner shall have the power and authority, on behalf of and in the name of the Partnership, to carry out any and all of the objects and purposes and exercise any and all of the powers of the Partnership and to perform all acts which it may deem necessary or advisable in connection therewith. Such acts include, but are not limited to, the approval of a merger or consolidation involving the Partnership, or of the conversion, transfer, domestication or continuance of the Partnership, or of the compromise of any obligation of a Partner to make a contribution or return money or other property to the Partnership, to the fullest extent permitted by applicable law, by the General Partner without the consent or approval of any of the other Partners. Appraisal rights permitted under Section 17-212 of the Act shall not apply or be incorporated into this Agreement, and no Partner or assignee of an Interest shall have any of the dissenter or appraisal rights described therein. The Limited Partners, in their capacity as limited partners (and not as officers of the General Partner or members of any committee established by the General Partner), shall have no part in the management of the Partnership and shall have no authority or right to act on behalf of or bind the Partnership in connection with any matter. The Partners agree that all determinations, decisions and actions made or taken by the General Partner, the Partner Management Committee (or its Chairman) or the Partner Performance Committee (or its Chairman) in accordance with this Agreement shall be conclusive and absolutely binding upon the Partnership, the Partners and their respective successors, assigns and personal representatives.

(b) Limited Partners holding a majority of the outstanding Class B Common Units shall have the right to remove the General Partner at any time, with or without cause. Upon the withdrawal or removal of the General Partner, Limited Partners holding a majority of the outstanding Class B Common Units shall have the right to appoint a successor General Partner; provided, however, that any successor General Partner must be a direct or indirect wholly owned Subsidiary of Och-Ziff. Any Person appointed as a successor General Partner by the Limited Partners holding a majority of the outstanding Class B Common Units shall become a successor General Partner for all purposes herein, and shall be vested with the powers and rights of the transferring General Partner, and shall be liable for all obligations of the General Partner arising from and after such date, and shall be responsible for all duties of the General Partner, once such Person has executed such instruments as may be necessary to effectuate its admission and to confirm its agreement to be bound by all the terms and provisions of this Agreement in its capacity as the General Partner.

(c) In order to protect the economic and legal rights of the Original Partners set forth in this Agreement and the Exchange Agreement, unless the General Partner has received PMC Approval, (i) the General Partner shall not take any action, and shall not permit any Subsidiary of the Partnership to take any action, that is prohibited under Section 2.9 of the Och-Ziff LLC Agreement and (ii) the General Partner shall cause the Partnership and its Subsidiaries to comply with the provisions of Section 2.9 of the Och-Ziff LLC Agreement.

(d) The General Partner may, from time to time, employ any Person or engage third parties to render services to the Partnership on such terms and for such compensation as the General Partner may determine in its sole and absolute discretion, including, without limitation, attorneys, investment consultants, brokers or finders, independent auditors and printers. Such employees and third parties may be Affiliates of the General Partner or of one or more of the Limited Partners. Persons retained, engaged or employed by the Partnership may also be engaged, retained or employed by and act on behalf of any Partner or any of their respective Affiliates.

Section 4.2 Partner Management Committee.

(a) Establishment. The General Partner has established a partner management committee (the “Partner Management Committee”) which, as of the date of this Agreement, consists of Daniel S. Och, David Windreich, Joel Frank, Zoltan Varga, Harold Kelly, James-Keith Brown, James Levin, Wayne Cohen and David Becker, with Daniel S. Och serving as its Chairman. The Partner Management Committee’s membership may change in accordance with Section 4.2(b) and it shall have the powers and responsibilities described in Section 4.2(d).

(b) Membership. Each member of the Partner Management Committee shall serve until such member’s Special Withdrawal, Withdrawal, death, Disability or, other than with respect to Daniel S. Och, removal by a majority vote of the other members of the Partner Management Committee. The Chairman, or, if there is no Chairman, a majority of the Partner Management Committee, may appoint a new member of the Partner Management Committee at any time. Upon Mr. Och’s Withdrawal, death or Disability, the remaining members of the Partner Management Committee shall act by majority vote to either (1) replace Mr. Och with a Limited Partner to serve as Chairman, until such Limited Partner’s Special

Withdrawal, Withdrawal, death, Disability or removal by a majority vote of the other members of the Partner Management Committee or (2) reduce the size of the committee to the remaining members (in which case, there shall be no Chairman of the Partner Management Committee). Upon a reconstitution as provided in clause (1) above, the Partner Management Committee shall have the rights of reconstitution described in the previous sentence in the event of the new Chairman’s Special Withdrawal, Withdrawal, death, Disability or removal by a majority vote of the other members of the Partner Management Committee. Upon the Special Withdrawal, Withdrawal, death, Disability or removal of any of the members of the Partner Management Committee other than the Chairman, the remaining members of the Partner Management Committee shall act by majority vote to fill such vacancy.

(c) Procedure. Meetings of the Partner Management Committee shall be held at such time, at such place and in such manner as the Chairman shall determine (or, in the case of there being no Chairman, at such times as a majority of the other members of the Partner Management Committee request). When the Partner Management Committee acts by full committee, each member shall have one vote. The Chairman of the Partner Management Committee shall have the ability to take action unilaterally as expressly set forth in this Agreement. Where the Chairman acts unilaterally, no meeting need be held. Members of the Partner Management Committee may participate in a meeting of the Partner Management Committee by means of telephone, video conferencing or other communications technology by means of which all Persons participating in the meeting can hear and be heard. Any member of the Partner Management Committee who is unable to attend a meeting of the Partner Management Committee may grant in writing to another member of the Partner Management Committee such member’s proxy to vote on any matter upon which action is to be taken at such meeting. No meeting may be held without the attendance of a majority of the members of the Partner Management Committee, including the Chairman (if any). Any decision or action that may be approved by a vote of the Partner Management Committee in a meeting held in accordance with this Section 4.2 shall be equally valid if approved, without a meeting being held, by the written consent of members of the Partner Management Committee who could together have approved such decision or action by their votes at a meeting. The Partner Management Committee shall conduct its business by such other procedures as approved in writing by a majority of its members including the Chairman.

(d) Powers and Responsibilities. The powers and responsibilities of the Partner Management Committee and its Chairman individually shall be limited to those powers and responsibilities set forth expressly in this Agreement (including, without limitation, in Sections 3.1, 4.1, 4.2, 7.1, 8.1, 8.3, 8.4 and 10.2), and to the reconstitution of the Class B Shareholder Committee (by majority vote of the Partner Management Committee) pursuant to the Class B Shareholders Agreement; provided, however, that the General Partner may delegate in writing such further power and responsibilities to the Partner Management Committee or its Chairman as it shall deem necessary, advisable or appropriate in its sole and absolute discretion from time to time, which delegation may be set forth in this Agreement, as an amendment hereto (which shall not require the vote or approval of any Limited Partner) or a resolution duly adopted by the General Partner.

Section 4.3 Partner Performance Committee.

(a) Establishment. The General Partner has established a partner performance committee (the “Partner Performance Committee”) which, as of the date of this Agreement, consists of Daniel S. Och, David Windreich, Joel Frank, Zoltan Varga, Harold Kelly, James Levin, Wayne Cohen and David Becker, with Daniel S. Och serving as its Chairman. The Partner Performance Committee’s membership may change in accordance with Section 4.3(b) and it shall have the powers and responsibilities described in Section 4.3(d).

(b) Membership. Each member of the Partner Performance Committee shall serve until such member’s Special Withdrawal, Withdrawal, death, Disability or, other than with respect to Daniel S. Och, removal by a majority vote of the other members of the Partner Performance Committee. The Chairman, or, if there is no Chairman, a majority of the Partner Performance Committee, may appoint a new member of the Partner Performance Committee at any time. Upon Mr. Och’s Withdrawal, death or Disability, the remaining members of the Partner Performance Committee shall act by majority vote to (i) replace Mr. Och with a Limited Partner until such Limited Partner’s Special Withdrawal, Withdrawal, death, Disability or removal by a majority vote of the other members of the Partner Performance Committee and (ii) determine whether such Limited Partner shall serve as Chairman of the Partner Performance Committee. The Partner Performance Committee shall have the rights of reconstitution described in the foregoing sentence in the event of the new Chairman’s Special Withdrawal, Withdrawal, death, Disability or removal by a majority vote of the other members of the Partner Performance Committee. Upon the Special Withdrawal, Withdrawal, death, Disability or removal of any of the members of the Partner Performance Committee other than the Chairman, the remaining members of the Partner Performance Committee shall act by majority vote to fill such vacancy.

(c) Procedure. Meetings of the Partner Performance Committee shall be held at such time, at such place and in such manner as the Chairman shall determine (or, in the case of there being no Chairman, at such times as a majority of the other members of the Partner Performance Committee request). When the Partner Performance Committee acts by full committee, each member shall have one vote and the vote of Daniel S. Och shall break any deadlock. The Chairman of the Partner Performance Committee shall have the ability to take action as expressly set forth in this Agreement. Where the Chairman acts unilaterally, no meeting need be held. Members of the Partner Performance Committee may participate in a meeting of the Partner Performance Committee by means of telephone, video conferencing or other communications technology by means of which all Persons participating in the meeting can hear and be heard. Any member of the Partner Performance Committee who is unable to attend a meeting of the Partner Performance Committee may grant in writing to another member of the Partner Performance Committee such member’s proxy to vote on any matter upon which action is to be taken at such meeting. No meeting may be held without the attendance of a majority of the members of the Partner Performance Committee, including the Chairman (if any). Any decision or action that may be approved by a vote of the Partner Performance Committee in a meeting held in accordance with this Section 4.3 shall be equally valid if approved, without a meeting being held, by the written consent of members of the Partner Performance Committee who could together have approved such decision or action by their votes at a meeting. The Partner Performance Committee shall conduct its business by such other procedures as approved in writing by a majority of its members including the Chairman.

(d) Powers and Responsibilities. The powers and responsibilities of the Partner Performance Committee and its Chairman individually shall be limited to those powers and responsibilities set forth expressly elsewhere in this Agreement (including, without limitation, in Sections 4.1, 4.3 and 8.3); provided, however, that the General Partner may delegate in writing such further power and responsibilities to the Partner Performance Committee or its Chairman as it shall deem necessary, advisable or appropriate in its sole and absolute discretion from time to time, which delegation may be set forth in this Agreement, as an amendment hereto (which shall not require the vote or approval of any Limited Partner) or a resolution duly adopted by the General Partner.

Section 4.4 Books and Records; Accounting. The General Partner shall have responsibility for the day-to-day management and general oversight of the accounting and finance function of the Partnership and shall keep at the principal office of the Partnership (or at such other place as the General Partner shall determine) true and complete books and records regarding the status of the business and financial condition and results of operations of the Partnership. The books and records of the Partnership shall be kept in accordance with the federal income tax accounting methods and rules determined by the General Partner, which methods and rules shall reflect all transactions of the Partnership and shall be appropriate and adequate for the business of the Partnership. No Limited Partner shall have the right to request any information from the Partnership except as provided in Section 4.6.

Section 4.5 Expenses. Except as otherwise provided in this Agreement, the Partnership shall be responsible for and shall pay out of funds of the Partnership determined by the General Partner to be available for such purpose, all expenses and obligations of the Partnership, including, without limitation, those incurred by the Partnership or the General Partner or their Affiliates, or the Partner Management Committee or the Partner Performance Committee in connection with the formation, conversion, operation or management of the Partnership and the business conducted by the Partnership, in organizing the Partnership and preparing, negotiating, executing, delivering, amending and modifying this Agreement.

Section 4.6 Partnership Tax and Information Returns.

(a) The Partnership shall use commercially reasonable efforts to timely file all returns of the Partnership that are required for U.S. federal, state and local income tax purposes. The Tax Matters Partner shall use commercially reasonable efforts to furnish to all Partners necessary tax information as promptly as possible after the end of the Fiscal Year; provided, however, that delivery of such tax information may be subject to delay as a result of the late receipt of any necessary tax information from an entity in which the Partnership holds a direct or indirect interest. Each Partner agrees to file all U.S. federal, state and local tax returns required to be filed by it in a manner consistent with the information provided to it by the Partnership. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal, state and local income tax purposes.

(b) Except as otherwise provided herein, the General Partner, in its sole and absolute discretion, shall determine whether the Partnership should make any elections permitted by the tax laws of the United States, the several states and other relevant jurisdictions.

(c) The General Partner shall designate one Partner as the Tax Matters Partner (as defined in the Code). The Tax Matters Partner shall be the General Partner until the General Partner designates another Partner in writing. The Tax Matters Partner is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings.

(d) Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to assist or cause the Partnership or any of its Subsidiaries to comply with any withholding requirements established under the Code or any other federal, state, local or foreign law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold or otherwise pays over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including, without limitation, by reason of Section 1446 of the Code), the General Partner may, in its sole and absolute discretion, treat the amount withheld as a distribution of cash pursuant to Section 7.1 or Article IX in the amount of such withholding from or with respect to such Partner or the amount paid over as an expense to be borne by the Partners generally.

(e) Partnership Division. In a series of transactions that comprised an “assets over” partnership division described in Treasury Regulation Section 1.708-1(d), OZ Advisors II LP succeeded to certain assets of the Partnership, including goodwill and other intangible assets. In that partnership division, the Partnership was the “prior partnership”/“divided partnership” and OZ Advisors II LP was the “recipient partnership.” The Partnership will file its federal, state, and local tax returns consistent with that characterization. Terms in quotations in this Section 4.6(e) have the meanings given thereto in Treasury Regulation Sections 1.708-1(d)(3) and (d)(4).

ARTICLE V

CONTRIBUTIONS AND CAPITAL ACCOUNTS

Section 5.1 Capital Contributions.

(a) Limited Partners may make Capital Contributions at such times and in such amounts as shall be determined by the General Partner in its sole and absolute discretion; provided, however, that (i) no Original Related Trust or Subsequent Related Trust shall be obligated to make Capital Contributions pursuant to this Section 5.1(a) and (ii) no other Related Trust shall be obligated to make Capital Contributions pursuant to this Section 5.1(a) unless otherwise determined by the General Partner.

(b) In the event that the Partnership is required at any time to return any distribution it has received from any fund or investment vehicle or other entity, each Partner who received a portion of such distribution agrees that upon request it will promptly make a Capital Contribution in proportion to the distribution amount such Partner received to enable the Partnership to return such distribution.

Section 5.2 Capital Accounts.

(a) The General Partner shall maintain, for each Partner owning Units or Class C Non-Equity Interests, a separate Capital Account with respect to such Partner in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to any such Units or Class C Non-Equity Interests pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.2(b) and allocated with respect to any such Units and Class C Non-Equity Interests pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to any such Units and Class C Non-Equity Interests pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.2(b) and allocated with respect to any such Units pursuant to Section 6.1. Except as otherwise indicated in this Agreement, the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulation.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction, which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose); provided, however, that:

(i) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(ii) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(iii) The Capital Account balance of each Partner and the Carrying Value of all Partnership Property shall be adjusted in accordance with the rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(f) to reflect the Partner’s allocable share (as determined under Article IV) of the items of Net Income or Net Loss that would be realized by the Partnership if it sold all of its property at its fair market value (taking Code Section 7701(g) into account) on (a) the date of the acquisition of any additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the date of the distribution of more than a de minimis amount of Partnership assets to a Partner; (c) the date any interest in the Partnership is relinquished to the Partnership; or (d) any other date specified in the Treasury Regulations or as otherwise determined by the General Partner; provided, however, that adjustments pursuant to clauses (a), (b) (c) and (d) above shall be made only if the General Partner, in its sole and absolute discretion, determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners.

(c) A transferee of Units shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Units so Transferred, unless otherwise determined by the General Partner.

(d) Notwithstanding anything expressed or implied to the contrary in this Agreement, no Partner shall have the right to request, demand, or receive any distribution in respect of such Partner’s Capital Account from the Partnership (other than as expressly provided in Article VII or Article IX).

Section 5.3 Determinations by General Partner. Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the General Partner shall determine, in its sole and absolute discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to effectuate the intended economic sharing arrangement of the Partners, the General Partner may make such modification.

ARTICLE VI

ALLOCATIONS

Section 6.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.2(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

(a) Net Income. Subject to the terms of any Unit Designation and Section 6.1(c), after giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated to the Partners: first, with respect to Partners that have Class C Non-Equity Interests, in amounts, if any, as determined by Class C Approval in respect of each such Partner for such taxable year and, second, in accordance with the respective Percentage Interests of the Partners.

(b) Net Loss. Subject to the terms of any Unit Designation and Section 6.1(c), after giving effect to the special allocations set forth in Section 6.1(d), Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests; provided, however, that to the extent any allocation of Net Loss would cause any Partner to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account), such allocation of Net Loss shall be reallocated among the other Partners in accordance with their respective Percentage Interests.

(c) Net Income or Loss upon Sale. Notwithstanding any other provision of this Agreement to the contrary (subject to the terms of any Unit Designation, and after giving effect to the special allocations set forth in Section 6.1(d)):

(i) items of Net Income realized in connection with a Sale shall be specially allocated in the following order:

(A) first, pro rata among the Partners holding Units (“Pre-Existing Units”) that were outstanding immediately prior to the date of issuance (the “Issue Date”) of the first series of Class D Common Units in accordance with the number of such Pre-Existing Units until the aggregate amount so allocated to such Pre-Existing Units equals the difference between the fair market value of the Partnership immediately prior to such Issue Date and the aggregate Economic Capital Account Balances of Pre-Existing Units immediately prior to such Issue Date; provided that the principles of this Section 6.1(c)(i)(A) shall be applied with respect to each subsequent series of Class D Common Units so as to include Units that have been allocated their full Priority Allocation under Section 6.1(c)(i)(B) as Pre-Existing Units and to take into account the difference between the fair market value of the Partnership and the aggregate Economic Capital Account Balances of Pre-Existing Units immediately prior to issuance of such subsequent series;

(B) second, to the Class D Limited Partners, provided that such allocations shall be made: (i) so that each series of Class D Common Units issued on any date receives such allocations of Net Income in an aggregate amount equal to the Priority Allocation with respect to such series of Class D Common Units prior to any such allocations being made to any series of Class D Common Units that were issued on a subsequent date; (ii) pro rata among all such Limited Partners with respect to their Class D Common Units that were issued on the same date in accordance with the Priority Allocations of such Class D Common Units; and (iii) such that no such Class D Limited Partner shall receive aggregate allocations of Net Income under this Section 6.1(c)(i)(B) that would exceed such Class D Limited Partner’s Appreciation with respect to his Class D Common Units;

(C) third, unless determined otherwise by the General Partner in its sole discretion, to the PSI Limited Partners, provided that such allocations shall be made: (i) so that each series of PSIs issued on any date receives such allocations of Net Income in an aggregate amount equal to the Priority Allocation with respect to such series of PSIs prior to any such allocations being made to any series of PSIs that were issued on a subsequent date; (ii) pro rata among all PSI Limited Partners with respect to their PSIs that were issued on the same date in accordance with the Priority Allocations of such PSIs; and (iii) such that no PSI Limited Partner shall receive aggregate allocations of Net Income under this Section 6.1(c)(i)(C) that would exceed such PSI Limited Partner’s Appreciation with respect to his PSIs; and

(D) thereafter, pro rata among the Partners in accordance with their respective aggregate Percentage Interests with respect to their Common Units and, unless determined otherwise by the General Partner in its sole discretion, their PSIs; and

(ii) items of Net Loss realized in connection with such Sale shall be specially allocated in the following order:

(A) first, pro rata among the Partners receiving prior allocations of Net Income under Section 6.1(c)(i)(A), to the extent of such prior allocations of Net Income; and

(B) thereafter, as determined by the General Partner in a manner consistent with the intent of this Section 6.1(c), which is to make the Economic Capital Account Balance associated with each Class D Common Unit, and, thereafter, unless determined otherwise by the General Partner in its sole discretion, the Economic Capital Account Balance associated with each PSI, economically equivalent to the Economic Capital Account Balance associated with a Class A Common Unit, but only to the extent that the Partnership has recognized cumulative net gains with respect to its assets since the issuance of the relevant Class D Common Unit or PSI.

(d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(iii) and 6.1(d)(vi)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(v) and 6.1(d)(vi), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii). This Section 6.1(d)(iii) is intended to qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(vii) Nonrecourse Liabilities. Nonrecourse Liabilities of the Partnership described in Treasury Regulation Section 1.752-3(a)(3) shall be allocated among the Partners in the manner chosen by the General Partner and consistent with such Treasury Regulation.

(viii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(ix) Curative Allocation. The Required Allocations are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Required Allocations shall be offset either with other Required Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 6.1(d)(ix). Therefore, notwithstanding any other provision of this Article VI (other than the Required Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Required Allocations were not part of this Agreement and all Partnership items were allocated pursuant to the economic agreement among the Partners.

(x) The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(ix) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(ix) among the Partners in a manner that is likely to minimize such economic distortions.

(xi) The Partnership shall specially allocate an amount of gross income equal to the Expense Amount to the General Partner.

Section 6.2 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, each item of income, gain, loss and deduction shall be allocated, for U.S. federal income tax purposes, among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or an Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners as follows:

(i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(ii) (A) In the case of an Adjusted Property, such items attributable thereto shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Book-Tax Disparity of such property, and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(iii) The General Partner may cause the Partnership to eliminate Book-Tax Disparities using any method or methods described in Treasury Regulation Section 1.704-3 or that it determines is appropriate, in its sole and absolute discretion.

(c) For the proper administration of the Partnership, the General Partner, as it determines in its sole and absolute discretion is necessary or appropriate to execute the provisions of this Agreement and to comply with U.S. federal, state and local tax law, may (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Units (or any class or classes thereof); and (iv) adopt and employ methods for (A) the maintenance of Capital Accounts for book and tax purposes, (B) the determination and allocation of adjustments under Sections 704(c), 734 and 743 of the Code, (C) the determination and allocation of taxable income, tax loss and items thereof under this Agreement and pursuant to the Code, (D) the determination of the identities and tax classification of holders of Units, (E) the provision of tax information and reports to the holders of Units, (F) the adoption of reasonable conventions and methods for the valuation of assets and the determination of tax basis, (G) the allocation of asset values and tax basis, (H) the adoption and maintenance of accounting methods, (I) the recognition of the Transfer of Units and (J) tax compliance and other tax-related requirements, including without limitation, the use of computer software.

(d) All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner in its sole and absolute discretion) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(e) For purposes of determining the items of Partnership income, gain, loss, deduction, or credit allocable to any Partner with respect to any period, such items shall be determined on a daily, monthly, quarterly or other basis, as determined by the General Partner in its sole and absolute discretion using any permissible method under Code Section 706 and the Regulations thereunder.

ARTICLE VII

DISTRIBUTIONS

Section 7.1 Distributions.

(a) No Partner shall have the right to withdraw capital or demand or receive distributions or other returns of any amount in his Capital Account, except as expressly provided in this Article VII or Article IX.

(b) Subject to the terms of any Unit Designation, distributions in respect of Units shall be made to the Partners in the following order:

(i) First, Tax Distributions shall be made pursuant to Section 7.3.

(ii) Second, an Expense Amount Distribution shall be made pursuant to Section 7.4.

(iii) Third, distributions, if any, shall be made to the relevant Limited Partners in respect of Class C Non-Equity Interests as and when determined by Class C Approval.

(iv) Fourth, distributions shall be made as and when determined by the General Partner, in its sole and absolute discretion, in respect of any amounts allocated to a Partner’s Capital Account pursuant to Section 5.3.

(v) Fifth, distributions shall be made to the relevant Limited Partners in respect of Class A Common Units and Class D Common Units as and when determined by the General Partner in its sole and absolute discretion in accordance with the Partners’ respective Percentage Interests associated with such Class A Common Units and Class D Common Units.

(vi) Sixth, distributions shall be made to the relevant Limited Partners in respect of PSIs as and when determined by the General Partner in its sole and absolute discretion in accordance with the Partners’ respective Percentage Interests associated with such PSIs.

(vii) Notwithstanding the foregoing, (A) the General Partner may, with the consent of the affected Partner, delay distribution of any amounts otherwise distributable to any Partner under this Section 7.1, and (B) in the event of the Partnership selling or otherwise disposing of substantially all of its assets or a dissolution of the Partnership, all distributions shall be made in accordance with Section 9.4.

(c) In the General Partner’s sole discretion and subject to the terms of any Partner Agreement, amounts received (including amounts withheld in respect of taxes or other governmental charges from such amounts so received) (i) by any International Partner pursuant to a Partner Agreement with any Subsidiary of the Partnership relating to the performance of services to or for the benefit of such Subsidiary by such Partner during any period beginning on or after the date of such Partner’s admission to the Partnership or (ii) by any PSI Limited Partner as a draw, for services or any comparable payment for an annual period pursuant to a Partner Agreement, in each case shall be treated as distributions made to such Partner with respect to such period (and, if required, future periods) for all purposes of this Agreement, and such amounts shall reduce amounts otherwise distributable to the Partner pursuant to this Agreement with respect to such period (or such future periods).

Section 7.2 Distributions in Kind. The General Partner may cause the Partnership to make distributions of assets in kind in its sole and absolute discretion. Whenever the distributions provided for in Section 7.1 shall be distributable in property other than cash, the value of such distribution shall be the fair market value of such property determined by the General Partner in good faith, and in the event of such a distribution there shall be allocated to the Partners in accordance with Article VI the amount of Net Income or Net Loss that would result if the distributed asset had been sold for an amount in cash equal to its fair market value at the time of the distribution. No Partner shall have the right to demand that the Partnership distribute any assets in kind to such Partner.

Section 7.3 Tax Distributions. Subject to §17-607 of the Act, and unless determined otherwise by the General Partner in its sole discretion, the Partnership shall make distributions to each Partner for each calendar quarter ending after the date hereof as follows (collectively, the “Tax Distributions”):

(a) On or before the 10th day following the end of the First Quarterly Period of each calendar year, an amount equal to such Partner’s Presumed Tax Liability for the First Quarterly Period less the aggregate amount of Prior Distributions previously made to such Partner during such calendar year, excluding any Tax Distribution with respect to a previous calendar year;

(b) On or before the 10th day following the end of the Second Quarterly Period of each calendar year, an amount equal to such Partner’s Presumed Tax Liability for the Second Quarterly Period less the aggregate amount of Prior Distributions previously made to such Partner during such calendar year, excluding any Tax Distribution with respect to a previous calendar year;

(c) On or before the 10th day following the end of the Third Quarterly Period of each calendar year, an amount equal to such Partner’s Presumed Tax Liability for the Third Quarterly Period less the aggregate amount of Prior Distributions previously made to such Partner during such calendar year, excluding any Tax Distribution with respect to a previous calendar year;

(d) On or before the 10th day following the end of the Fourth Quarterly Period of each calendar year, an amount equal to such Partner’s Presumed Tax Liability for the Fourth Quarterly Period less the aggregate amount of Prior Distributions previously made to such Partner during such calendar year, excluding any Tax Distribution with respect to a previous calendar year; and

(e) Tax Distributions shall be made on the basis of a calendar year regardless of the Fiscal Year used by the Partnership. To the extent the General Partner determines in its sole and absolute discretion that the distributions made under the foregoing subsections (a) through (d) are insufficient to satisfy the Partners’ Presumed Tax Liability for the applicable calendar year, on or before the April 10th immediately following the applicable calendar year, an amount that the General Partner determines in its reasonable discretion will be sufficient to allow each Partner to satisfy his Presumed Tax Liability for the applicable calendar year, after taking into account all Prior Distributions made to the Partners with respect to the applicable calendar year, excluding any Tax Distribution with respect to a previous calendar year.

(f) Notwithstanding any other provision of this Agreement, other than Section 7.3(g), any Tax Distributions shall be made: (i) to all Limited Partners holding Common Units pro rata in accordance with the Percentage Interests associated with their Common Units; (ii) to all PSI Limited Partners pro rata in accordance with the Percentage Interests associated with their PSIs; and (iii) as if each distributee Partner was allocated an amount of income in each Quarterly Period in respect of such Partner’s class of Units equal to the product of (x) the highest amount of income allocated to any Partner with respect to the same class of Units, calculated on a per-Unit basis, taking into account any income allocations pursuant to Section 6.2 hereof and disregarding any adjustment required by Section 734 or Section 743 of the Code, multiplied by (y) the amount of Units held by such distributee Partner.

(g) Subject to the limitations set forth in this Section 7.3, the Partnership shall make distributions in respect of the tax liability of a Partner arising from the allocation of any items hereunder to Class C Non-Equity Interests applying principles similar to the principles for determining Tax Distributions and Presumed Tax Liability, and amounts so allocated, determined or distributed with respect to Class C Non-Equity Interests of a Partner shall not be taken into account in determining any Tax Distributions in respect of Units.

Section 7.4 Expense Amount Distributions. The Partnership shall distribute any Expense Amount to the General Partner at such times as the General Partner shall determine in its sole discretion (an “Expense Amount Distribution”).

Section 7.5 Borrowing. Subject to Section 17-607 of the Act, the Partnership may borrow funds in order to make the Tax Distributions or Expense Amount Distributions.

Section 7.6 Restrictions on Distributions. The foregoing provisions of this Article VII to the contrary notwithstanding, no distribution shall be made: (a) if such distribution would violate any contract or agreement to which the Partnership is then a party or any law, rule, regulation, order or directive of any governmental authority then applicable to the Partnership; (b) to the extent that the General Partner, in its sole and absolute discretion, determines that any amount otherwise distributable should be retained by the Partnership to pay, or to establish a reserve for the payment of, any liability or obligation of the Partnership, whether liquidated, fixed, contingent or otherwise; or (c) to the extent that the General Partner, in its sole and absolute discretion, determines that the cash available to the Partnership is insufficient to permit such distribution.

ARTICLE VIII

TRANSFER OR ASSIGNMENT OF INTEREST; CESSATION OF PARTNER STATUS

Section 8.1 Transfer and Assignment of Interest.

(a) Transfers of Common Units. Notwithstanding anything to the contrary herein, Transfers of Common Units may only be made by Limited Partners (x) in accordance with the other provisions of this Article VIII (including, without limitation, the vesting provisions in Section 8.4, except as expressly set forth in this Section 8.1(a) in respect of Transfers by Original Related Trusts), and (y) subject to Section 2.13(g). During the Restricted Period, no Limited Partner shall be permitted to Transfer Common Units unless, immediately following such Transfer, the relevant Individual Limited Partner continues to hold a number of Common Units no less than 10% of the Common Units of such Partner that have vested on or before the date of such Transfer, without regard to dispositions, or such greater percentage determined by the General Parner in its sole discretion (such requirements, the “Minimum Retained Ownership Requirements”). A Limited Partner may not Transfer all or any of such Partner’s Units without the prior written approval of the General Partner, which approval may be granted or withheld, with or without reason, in the General Partner’s sole and absolute discretion; provided, however, that, without the prior written approval of the General Partner, (i) an Original Related Trust may Transfer its Interest (including any unvested Units) in accordance with its Related Trust Supplementary Agreement to the relevant Subsequent Related Trust (provided, however, that such Subsequent Related Trust remains subject to the same vesting requirements in accordance with Section 8.4 as the transferring Original Related Trust had been before its

Withdrawal), (ii) the Related Trust of any Individual Limited Partner may, at any time, subject to Section 2.13(g), Transfer such Related Trust’s Common Units (including any unvested Units) to such Individual Limited Partner as authorized by the terms of the relevant trust agreement (provided, however, that such Individual Limited Partner remains subject to the same vesting requirements in accordance with Section 8.4 as the transferring Related Trust had been before the Transfer), and (iii) any Limited Partner may, at any time, subject to the Minimum Retained Ownership Requirements and Section 2.13(g), and provided further that the relevant Units have vested in accordance with Section 8.4 (other than in the case of any unvested Tag-Along Securities or unvested Drag-Along Securities), (A) Transfer any of such Partner’s Units in accordance with the Exchange Agreement, (B) Transfer any of such Partner’s Units to a Permitted Transferee of such Partner with PMC Approval, which PMC Approval may not be unreasonably withheld, (C) Transfer the Common Units (including all distributions thereon that would otherwise be received after the relevant date of Withdrawal) received by such Partner pursuant to Sections 2.13(g) and 8.3(a) to the extent permitted thereby, (D) Transfer by operation of law upon the death of an Individual Limited Partner or (E) Transfer any of such Partner’s Units to the extent permitted or required by Section 8.5 or 8.6. In addition, subject to Section 2.13(g) and the Minimum Retained Ownership Requirements, with prior PMC Approval, each Limited Partner and such Limited Partner’s Permitted Transferees may Transfer Units that have vested in accordance with applicable securities laws. The foregoing restrictions on Transfer and the Minimum Retained Ownership Requirements may be waived at any time with PMC Approval. A Limited Partner shall cease to be a Partner if, following a Transfer, he no longer has any Interest in the Partnership. An Original Related Trust shall cease to be a Partner, without the prior written consent of the General Partner, following the Transfer of such Original Related Trust’s Interest in accordance with its Related Trust Supplementary Agreement to the relevant Subsequent Related Trust.

(b) Transfer and Exchange. When a request to register a Transfer of Units, together with the relevant Certificates of Ownership, if any, is presented to the Transfer Agent, the Transfer Agent shall register the Transfer or make the exchange on the register or transfer books of the Transfer Agent if the requirements set forth in this Section 8.1 for such transactions are met; provided, however, that any Certificates of Ownership presented or surrendered for registration of Transfer or exchange shall be duly endorsed or accompanied by a written instrument of Transfer in form satisfactory to the Transfer Agent duly executed by the holder thereof or his attorney duly authorized in writing. The Transfer Agent shall not be required to register a Transfer of any Units or exchange any Certificate of Ownership if such purported Transfer would cause the Partnership to violate the Securities Act, the Exchange Act, the Investment Company Act (including by causing any violation of the laws, rules, regulations, orders and other directives of any governmental authority) or otherwise violate this Section 8.1. In the event of any Transfer, the transferring Partner shall provide the address and facsimile number for each transferee as contemplated by Section 10.10 and shall cause each transferee to agree in writing to comply with the terms of this Agreement.

(c) Publicly Traded Partnership. No Transfer shall be permitted (and, if attempted, shall be void ab initio) if the General Partner determines in its sole and absolute discretion that such a Transfer would pose a risk that the Partnership would be a “publicly traded partnership” as defined in Section 7704 of the Code.

(d) Securities Laws. Each Partner and each assignee thereof hereby agrees that it will not effect any Transfer of all or any part of its Interest in the Partnership (whether voluntarily, involuntarily or by operation of law) in any manner contrary to the terms of this Agreement or that violates or causes the Partnership or the Partners to violate the Securities Act, the Exchange Act, the Investment Company Act, or the laws, rules, regulations, orders and other directives of any governmental authority.

(e) Expenses. In addition to the other requirements of this Section 8.1, unless waived by the General Partner with respect to Transfers for estate planning purposes or as otherwise determined by the General Partner in its sole discretion, no Transfer of any Interest in the Partnership shall be permitted unless the transferor or the proposed transferee shall have undertaken to pay all reasonable expenses incurred by the Partnership or its Affiliates in connection therewith.

Section 8.2 Withdrawal by General Partner. The General Partner shall not cease to act as the General Partner of the Partnership without the prior written approval of the Limited Partners holding a majority of the outstanding Class B Common Units.

Section 8.3 Withdrawal and Special Withdrawal of Limited Partners.

(a) Withdrawal.

(i) An Individual Limited Partner (other than Daniel S. Och in the case of the following clauses (A) and (B)) shall immediately cease to be actively involved with the Partnership and its Affiliates (such event, a “Withdrawal”): (A) for Cause (as determined by the General Partner in its sole and absolute discretion) upon notice to the Individual Limited Partner from the General Partner; (B) for any reason or no reason upon a determination by majority vote of the Partner Performance Committee (which, if the Partner Performance Committee has a Chairman, may only be made upon the recommendation of such Chairman) and notice of such determination to the Individual Limited Partner from the Partner Performance Committee; or (C) upon the Individual Limited Partner otherwise (except as a result of death, Disability or a Special Withdrawal) ceasing to be, or providing notice to the General Partner of his intention to cease to be, actively involved with the Partnership and its Affiliates. In the event of the Withdrawal of an Individual Limited Partner, such Individual Limited Partner’s Related Trusts, if any, shall be subject to a required Withdrawal.

(ii) In the event of the Withdrawal of an Individual Original Partner prior to the fifth anniversary of the Closing Date (other than where the Withdrawal is due to a breach of any of the covenants in Section 2.13(b), in which case the provisions of Section 2.13(g) shall apply), all of the Class A Common Units (including all distributions thereon that would otherwise be received after the date of Withdrawal) of such Individual Original Partner and its Related Trusts, if any, that have not yet vested in accordance with Section 8.4 shall cease to vest with respect to such Partners and upon the Reallocation Date shall be reallocated to each Continuing Partner in such a manner that each such Continuing Partner receives Common Units in proportion to the total number of Original Common Units of such Continuing Partner and its Original Related Trusts. Any such reallocated Common Units received by a Continuing Partner pursuant to this Section 8.3(a) shall be deemed for all purposes of this Agreement to be Common Units of such Continuing Partner and subject to the same vesting requirements in accordance with Section 8.4 as the transferring Limited Partner had been before his Withdrawal; provided, however, that such Continuing Partner shall be permitted to exchange fifty percent (50%) of the number of Class A Common Units reallocated to it (and sell any Class A Shares issued in respect thereof), notwithstanding the transfer restrictions set forth in Section 8.1, in the event that the Exchange Committee (as defined in the Exchange Agreement) determines in its sole discretion that the reallocation of such Class A Common Units is taxable; provided, however, that such exchange of Class A Common Units is made in accordance with the Exchange Agreement.

(b) Special Withdrawal.

(i) An Individual Limited Partner (other than Daniel S. Och) may be required to no longer be actively involved with the Partnership and its Affiliates for any reason other than Cause, in the sole and absolute discretion of the General Partner (such event, a “Special Withdrawal”), which shall not constitute a Withdrawal. Upon the Special Withdrawal of an Individual Limited Partner, such Individual Limited Partner’s Related Trusts, if any, shall also be subject to a Special Withdrawal.

(ii) In the event of the Special Withdrawal of any Limited Partner, such Limited Partner’s Common Units shall continue to vest in accordance with Section 8.4.

(c) Upon a Withdrawal or Special Withdrawal, an Individual Limited Partner shall: (i) have no right to access or use the property of the Partnership or its Affiliates, and (ii) not be permitted to provide services to, or on behalf of, the Partnership or its Affiliates.

(d) The provisions of Sections 8.3(a) and 8.3(b) may be amended, supplemented, modified or waived with PMC Approval.

(e) Except as expressly provided in this Agreement, no event affecting a Partner, including death, bankruptcy, insolvency or withdrawal from the Partnership, shall affect the Partnership.

(f) Following the Withdrawal of a Limited Partner, from the applicable Reallocation Date such Limited Partner will be required to pay the same management fees and shall be subject to the same incentive allocation with respect to any remaining investments by such Limited Partner in any fund or account managed by Och-Ziff or any of its Subsidiaries as are applicable to other Investors that are not Affiliates of Och-Ziff in such funds or accounts.

(g) The continued ownership by any Individual Limited Partner and his Related Trusts of any Interests following the Individual Limited Partner’s Withdrawal or Special Withdrawal and their right to receive any distributions or allocations in respect of such Interests in respect of any periods following such Withdrawal or Special Withdrawal are conditioned upon the Limited Partner’s execution of a general release in a form acceptable to the

General Partner that is substantially in the form attached to this Agreement Exhibit A (the “General Release”) which becomes effective no later than fifty-three (53) days following any such Withdrawal or Special Withdrawal. If the General Release is not executed, or if the Individual Limited Partner timely revokes the Limited Partner’s execution thereof, the Partnership shall have no further obligations under this Agreement or any Partner Agreement to make any distributions or allocations to the Individual Limited Partner or any Related Trusts and their Interests in the Partnership, if any, shall be forfeited.

Section 8.4 Vesting.

(a) [INTENTIONALLY OMITTED]

(b) Subject to Sections 2.13(g) and 8.3(a), all Original Common Units held by a Partner shall vest in equal installments on each anniversary date of the Closing Date for five years, beginning on the first anniversary date of the Closing Date; provided, however, that upon a Withdrawal (but not a Special Withdrawal), all unvested Units shall cease to vest and shall be reallocated pursuant to Section 8.3(a); and provided, however, that this Section 8.4(b) shall not prevent the Transfer of the unvested Interest of any Original Related Trust (including unvested Class A Common Units) in accordance with its Related Trust Supplementary Agreement to the relevant Subsequent Related Trust or the Transfer of unvested Class A Common Units of an Individual Limited Partner’s Related Trust to such Individual Limited Partner as authorized by the terms of the relevant trust agreement. In the event of the death or Disability of an Individual Limited Partner or in the event of a Transfer of any of such Individual Limited Partner’s Class A Common Units, such Class A Common Units shall continue to vest on the same schedule as set forth above. The provisions of this Section 8.4 may be amended, supplemented, modified or waived with PMC Approval.

(c) All Class B Common Units will be fully vested on issuance.

(d) All Class C Non-Equity Interests held by an Individual Limited Partner and all PSIs held by an Individual Limited Partner or its Related Trusts shall be cancelled upon the death, Disability, Withdrawal or Special Withdrawal of such Individual Limited Partner.

(e) Units issued to Additional Limited Partners shall be subject to vesting, if at all, as described in Section 3.2(e).

Section 8.5 Tag-Along Rights.

(a) Notwithstanding anything to the contrary in this Agreement, prior to the consummation of a proposed Tag-Along Sale, the Potential Tag-Along Sellers shall be afforded the opportunity to participate in such Tag-Along Sale on a pro rata basis, as provided in Section 8.5(b) below.

(b) Prior to the consummation of a Tag-Along Sale, the Limited Partners participating in such Tag-Along Sale (the “Tag-Along Sellers”) shall cause the Tag-Along Purchaser to offer in writing (such offer, a “Tag-Along Offer”) to purchase each Potential Tag-Along Seller’s Tag-Along Securities. In addition, the Tag-Along Offer shall set forth the consideration for which the Tag-Along Sale is proposed to be made and all other material terms and conditions of the Tag-Along Sale. If the Tag-Along Offer is accepted by some or all of such Potential Tag-Along Sellers within five Business Days after its receipt then the number of Class A Shares and/or Class A Common Units to be sold to the Tag-Along Purchaser by the Tag-Along Sellers shall be reduced by the number of Class A Shares and/or Class A Common Units to be purchased by the Tag-Along Purchaser from such accepting Potential Tag-Along Sellers. The purchase from the accepting Potential Tag-Along Sellers shall be made on the same terms and conditions (including timing of receipt of consideration and choice of consideration, if any) as the Tag-Along Purchaser shall have offered to the Tag-Along Sellers, and the accepting Potential Tag-Along Sellers shall otherwise be required to transfer the Class A Shares and/or Class A Common Units to the Tag-Along Purchaser upon the same terms, conditions, and provisions as the Tag-Along Sellers, including making the same representations, warranties, covenants, indemnities and agreements that the Tag-Along Sellers agree to make.

Section 8.6 Drag-Along Rights.

(a) Prior to the consummation of a proposed Drag-Along Sale, the Drag-Along Sellers may, at their option, require each other Limited Partner to sell its Drag-Along Securities to the Drag-Along Purchaser by giving written notice (the “Notice”) to such other Limited Partners not later than ten Business Days prior to the consummation of the Drag-Along Sale (the “Drag-Along Right”); provided, however, that if the Drag Along Right is exercised by the Drag-Along Sellers, all Limited Partners shall sell their Drag-Along Securities to the Drag-Along Purchaser on the same terms and conditions, including the class of security, the consideration per Company Security and the date of sale, as applicable to the Drag-Along Sellers. The Notice shall contain written notice of the exercise of the Drag-Along Right pursuant to this Section 8.6, setting forth the consideration to be paid by the Drag-Along Purchaser and the other material terms and conditions of the Drag-Along Sale.

(b) Within five Business Days following the date of the Notice, the Drag-Along Sellers shall have delivered to them by the other Limited Partners their Drag-Along Securities together with a limited power-of-attorney authorizing such Drag-Along Sellers to sell such other Limited Partner’s Drag-Along Securities pursuant to the terms of the Drag-Along Sale and such other transfer instruments and other documents as are reasonably requested by the Drag-Along Sellers in order to effect such sale.

Section 8.7 Reallocation of Common Units pursuant to Partner Agreements. In the event of any reallocation of Common Units to the Continuing Partners in respect of any Common Units of any Limited Partner admitted in accordance with a Partner Agreement (including as a result of a Withdrawal but excluding any reallocation due to a breach of any of the covenants in Section 2.13(b), in which case the provisions of Section 2.13(g) shall apply), all of the Common Units (including all distributions thereon that would otherwise be received after the event causing such reallocation) to be reallocated thereunder shall be reallocated upon the relevant Reallocation Date to each Continuing Partner in such a manner that each such Continuing Partner receives Common Units in proportion to the total number of Original Common Units of such Continuing Partner and its Original Related Trusts, unless specified otherwise in any Partner Agreement. Any such reallocated Common Units received by a Continuing Partner shall be deemed for all purposes of this Agreement to be Common Units of such Continuing Partner and subject to the same vesting requirements as the transferring Limited Partner had been prior to the date of the event causing such reallocation. The provisions of this Section 8.7 may be amended, supplemented, modified or waived with PMC Approval.

ARTICLE IX

DISSOLUTION

Section 9.1 Duration and Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the first to occur of the following:

(a) the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Act; and

(b) the determination of the General Partner to dissolve the Partnership.

Except as provided in this Agreement, the death, Disability, resignation, expulsion, bankruptcy or dissolution of any Partner or the occurrence of any other event which terminates the continued participation of any Partner in the Partnership shall not cause the Partnership to be dissolved or its affairs wound up; provided, however, that at any time after the bankruptcy of the General Partner, the holders of a majority of the outstanding Class B Common Units may, pursuant to prior written consent to such effect, replace the General Partner with another Person, who shall, after executing a written instrument confirming such Person’s agreement to be bound by all the terms and provisions of this Agreement, (i) become a successor General Partner for all purposes hereunder, (ii) be vested with the powers and rights of the replaced General Partner, and (iii) be liable for all obligations and responsible for all duties of the replaced General Partner from the date of such replacement.

Section 9.2 Notice of Liquidation. The General Partner shall give each of the Partners prompt written notice of any liquidation, dissolution or winding up of the Partnership.

Section 9.3 Liquidator. Upon dissolution of the Partnership, the General Partner may select one or more Persons to act as a liquidating trustee for the Partnership (such Person, or the General Partner, the “Liquidator”). The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of a majority of the outstanding Class B Common Units (subject to the terms of any Unit Designation). The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of a majority of the outstanding Class B Common Units (subject to the terms of any Unit Designation). Upon dissolution, death, incapacity, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by the General Partner (or, in the case of the removal of the Liquidator by holders of units, by holders of a majority of the outstanding Class B Common Units (subject to the terms of any Unit Designation)). The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Section 9.3, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 9.4 Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Act and the following:

(a) Subject to Section 9.4(d), the assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 9.4(d) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. Notwithstanding anything to the contrary contained in this Agreement, the Partners understand and acknowledge that a Partner may be compelled to accept a distribution of any asset in kind from the Partnership despite the fact that the percentage of the asset distributed to such Partner exceeds the percentage of that asset which is equal to the percentage in which such Partner shares in distributions from the Partnership. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 9.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VII. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be applied to other liabilities or distributed as additional liquidation proceeds.

(c) Subject to the terms of any Unit Designation, all property and all cash in excess of that required to discharge liabilities as provided in Section 9.4(b) shall be distributed to the Partners in accordance with and to the extent of the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 9.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined by the General Partner) and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

(d) Notwithstanding any other provision of this Agreement, if, upon the dissolution and liquidation of the Partnership pursuant to this Article IX and after all other allocations provided for in Section 6.1 (including Section 6.1(c)) have been tentatively made as if this Section 9.4 were not in this Agreement, either (i) the positive Capital Account balance attributable to one or more Units (other than Common Units) having a liquidation preference is not equal to such liquidation preference, or (ii) the quotient obtained by dividing any Partner’s positive Hypothetical Capital Account Balance with respect to Common Units by the aggregate of all Partners’ Hypothetical Capital Account Balances with respect to Common Units at such time (such Partner’s “Hypothetical Capital Account Quotient”) would differ from such Partner’s Percentage Interest, then, subject to Section 5.3 (and with respect to PSIs, unless determined otherwise by the General Partner in its sole discretion), Net Income (and items thereof) and Net Loss (and items thereof) for the Fiscal Year in which the Partnership dissolves and liquidates pursuant to this Article IX shall be allocated among the Partners (x) first, to the extent necessary to ensure that the Capital Account balance attributable to a Unit (other than Common Units) having a liquidation preference is equal to such liquidation preference, and (y) second, in a manner such that the positive Hypothetical Capital Account Quotient of each Partner with respect to Common Units, immediately after giving effect to such allocation, is, as nearly as possible, equal to such Partner’s Percentage Interest; provided, however, that this Section 9.4(d) shall not be applied to cause any Partner’s Capital Account balance to be negative. The General Partner, in its sole and absolute discretion, may apply the principles of this Section 9.4(d) to any Fiscal Year preceding the Fiscal Year in which the Partnership dissolves and liquidates (including through application of Section 761(e) of the Code) if delaying application of the principles of this Section 9.4(d) would likely result in Capital Account balances (or Hypothetical Capital Account Quotients) that are materially different from the Capital Account balances (or Hypothetical Capital Account Quotients) set forth in clauses (x) and (y) of the preceding sentence.

Section 9.5 Capital Account Restoration. No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.

ARTICLE X

MISCELLANEOUS

Section 10.1 Incorporation of Agreements. The Exchange Agreement and the Tax Receivable Agreement shall each be treated as part of this Agreement as described in Section 761(c) of the Code and Treasury Regulation Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c).

Section 10.2 Amendment to the Agreement.

(a) Except as may be otherwise required by law, this Agreement may be amended by the General Partner without the consent or approval of any Partners, provided, however, that, except as expressly provided herein (including, without limitation, Sections 3.2 and 10.2(b)), (i) if an amendment adversely affects the rights (not including any rights relating to the Class C Non-Equity Interests) of an Individual Limited Partner or any Related Trust thereof other than on a pro rata basis with other holders of Units of the same class, such Individual Limited Partner must provide his prior written consent to the amendment, (ii) no amendment may adversely affect the rights (not including any rights relating to the Class C Non-Equity Interests) of the holders of a class of Units (or any group of such holders) without the prior written consent of Individual Limited Partners that (together with their Related Trusts) hold a majority of the outstanding Units of such class (or of such group) then owned by all Limited Partners, (iii) the provisions of this Section 10.2(a) may not be amended without the prior written consent of Individual Limited Partners that (together with their Related Trusts) hold a majority of the Class A Common Units then owned by all Limited Partners, and (iv) the provisions of Sections 3.1(i), 8.3(a), 8.3(b), 8.4 and 8.7 may only be amended with PMC Approval. For the purposes of this Section 10.2(a), any Units owned by a Related Trust of an Individual Limited Partner shall be treated as being owned by such Individual Limited Partner. Subject to the foregoing, the General Partner may enter into Partner Agreements with any Limited Partner that affect the terms hereof and the terms of such Partner Agreement shall govern with respect to such Limited Partner notwithstanding the provisions of this Agreement.

(b) It is acknowledged and agreed that none of the admission of any Additional Partner, the adoption of any Unit Designation, the issuance of any Units or Class C Non-Equity Interests, or the delegation of any power or authority to any committee (or its chairman) shall be considered an amendment of this Agreement that requires the approval of any Limited Partner.

(c) Notwithstanding any other provision in this Agreement, no Limited Partner other than an Active Individual LP shall have any voting or consent rights under this Agreement for any reason. Any Active Individual LP may vote or consent on behalf of its Related Trust. The Interests of any Limited Partner without direct or indirect voting or consent rights shall be disregarded for purposes of calculating any thresholds under this Agreement.

Section 10.3 Successors, Counterparts. This Agreement and any amendment hereto in accordance with Section 10.2 shall be binding as to executors, administrators, estates, heirs and legal successors, or nominees or representatives, of the Partners, and may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

Section 10.4 Applicable Law; Submission to Jurisdiction; Severability.

(a) This Agreement and the rights and obligations of the Partners shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of Delaware, other than in respect of Section 2.13 which shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of New York without regard to choice of law rules that would apply the law of any other jurisdiction. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

(c) Each International Partner irrevocably consents and agrees that (i) any action brought to compel arbitration or in aid of arbitration in accordance with the terms of this Agreement, (ii) any action confirming and entering judgment upon any arbitration award, and (iii) any action for temporary injunctive relief to maintain the status quo or prevent irreparable harm, may be brought in the state and federal courts of the State of New York and, by execution and delivery of this Agreement, each International Partner hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts for such purpose and to the non-exclusive jurisdiction of such courts for entry and enforcement of any award issued hereunder.

(d) Each Partner that is not an International Partner hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the state and federal courts of the State of New York for any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof.

(e) Each Partner further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified or registered mail return receipt requested or by receipted courier service in the manner set forth in Section 10.10, provided that each International Partner hereby irrevocably designates CT Corporation System, 111 Eighth Avenue, Broadway, New York, New York 10011, as his designee, appointee and agent to receive, for and on behalf of himself, service of process in the jurisdictions set forth above in any such action or proceeding and such service shall, to the extent permitted by applicable law, be deemed complete ten (10) days after delivery thereof to such agent, and provided further that, although it is understood that a copy of such process served on such agent will be promptly forwarded by mail to the relevant International Partner, the failure of such International Partner to receive such copy shall not, to the extent permitted by applicable law, affect in any way the service of such process.

Section 10.5 Arbitration.

(a) Any dispute, controversy or claim between the Partnership and one or more International Partners arising out of or relating to this Agreement or the breach, termination or validity thereof or concerning the provisions of this Agreement, including whether or not such a dispute, controversy or claim is arbitrable (“International Dispute”) shall be resolved by final and binding arbitration conducted in English by three arbitrators in New York, New York, in accordance with the JAMS International Arbitration Rules then in effect (the applicable rules being referred to herein as the “Rules”) except as modified in this Section 10.5.

(b) The party requesting arbitration must notify the other party of the demand for arbitration in writing within the applicable statute of limitations and in accordance with the Rules. The written notification must include a description of the claim in sufficient detail to advise the other party of the nature of the claim and the facts on which the claim is based.

(c) The claimant shall select its arbitrator in its demand for arbitration and the respondent shall select its arbitrator within 30 days after receipt of the demand for arbitration. The two arbitrators so appointed shall select a third arbitrator to serve as chairperson within 14 days of the designation of the second of the two arbitrators. If practicable, each arbitrator shall have relevant financial services experience. If any arbitrator is not timely appointed, at the request of any party to the arbitration such arbitrator shall be appointed by JAMS pursuant to the listing, striking and ranking procedure in the Rules. Any arbitrator appointed by JAMS shall be, if practicable, a retired federal judge, without regard to industry-related experience.

(d) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such other provisional remedies as may be available, the arbitral tribunal shall have full authority to grant provisional remedies or order the parties to request that such court modify or vacate any temporary or preliminary relief issued by a such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(e) There shall be documentary discovery consistent with the Rules and the expedited nature of arbitration. All disputes involving discovery shall be resolved promptly by the chair of the arbitral tribunal.

(f) No witness or party to a claim that is subject to arbitration shall be required to waive any privilege recognized by applicable law.

(g) It is the intent of the parties that, barring extraordinary circumstances as determined by the arbitrators, the arbitration hearing pursuant to this Agreement shall be commenced as expeditiously as possible, if practicable within nine months after the written demand for arbitration pursuant to this Section 10.5 is served on the respondent, that the hearing shall proceed on consecutive Business Days until completed, and if delayed due to extraordinary circumstances, shall recommence as promptly as practicable. The parties to the International Dispute may, upon mutual agreement, provide for different time limits, or the arbitrators may extend any time limit contained herein for good cause shown. The arbitrators shall issue their final award (which shall be in writing and shall briefly state the findings of fact and conclusions of law on which it is based) as soon as practicably, if possible within a time period not to exceed 30 days after the close of the arbitration hearing.

(h) Each party to an arbitration hereby waives any rights or claims to recovery of damages in the nature of punitive, exemplary or multiple damages, or to any form of damages in excess of compensatory damages and the arbitral tribunal shall be divested of any power to award any such damages.

(i) Any award or decision issued by the arbitrators pursuant to this Agreement shall be final, and binding on the parties. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction.

(j) Any arbitration conducted pursuant hereto shall be confidential. No party or any of its agents shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other in the arbitration proceedings or about the existence, contents or results of the proceedings except (i) as may be required by a governmental authority or (ii) as required in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by clause (i) in the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect their interests.

Section 10.6 Filings. Following the execution and delivery of this Agreement, the General Partner or its designee shall promptly prepare any documents required to be filed and recorded under the Act or the LLC Act, and the General Partner or such designee shall promptly cause each such document to be filed and recorded in accordance with the Act or the LLC Act, as the case may be, and, to the extent required by local law, to be filed and recorded or notice thereof to be published in the appropriate place in each jurisdiction in which the Partnership may hereafter establish a place of business. The General Partner or such designee shall also promptly cause to be filed, recorded and published such statements of fictitious business name and any other notices, certificates, statements or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction which governs the conduct of its business from time to time.

Section 10.7 Power of Attorney. Each Partner does hereby constitute and appoint the General Partner as its true and lawful representative and attorney-in-fact, in its name, place and stead, to make, execute, sign, deliver and file (a) any amendment to the Certificate of Limited Partnership required because of an amendment to this Agreement or in order to effectuate any change in the partners of the Partnership, (b) all such other instruments, documents and certificates which may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction, or any political subdivision or agency thereof, to effectuate, implement and continue the valid and subsisting existence of the Partnership or to dissolve the Partnership or for any other purpose consistent with this Agreement and the transactions contemplated hereby. The power of attorney granted hereby is coupled with an interest and shall (i) survive and not be affected by the subsequent death, incapacity, Disability, dissolution, termination or bankruptcy of the Partner granting the same or the Transfer of all or any portion of such Partner’s Interest and (ii) extend to such Partner’s successors, assigns and legal representatives.

Section 10.8 Headings and Interpretation. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof. Wherever from the context it appears appropriate, (i) each pronoun stated in the masculine, the feminine or neuter gender shall include the masculine, the feminine and the neuter, and (ii) references to “including” shall mean “including without limitation.”

Section 10.9 Additional Documents. Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

Section 10.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile, e-mail or similar writing) and shall be given to such party (and any other Person designated by such party) at its address, facsimile number or e-mail address set forth in a schedule filed with the records of the Partnership or such other address, facsimile number or e-mail address as such party may hereafter specify to the General Partner. Each such notice, request or other communication shall be effective (a) if given by facsimile, when transmitted to the number specified pursuant to this Section 10.10 and the appropriate confirmation of receipt is received, (b) if given by mail, seventy-two hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (c) if given by e-mail, when transmitted to the e-mail address specified pursuant to this Section 10.10 and the appropriate confirmation of receipt is received or (d) if given by any other means, when delivered at the address specified pursuant to this Section 10.10.

Section 10.11 Waiver of Right to Partition. Each of the Partners irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Partnership’s assets.

Section 10.12 Partnership Counsel. Each Limited Partner hereby acknowledges and agrees that Skadden, Arps, Slate, Meagher & Flom LLP and any other law firm retained by the General Partner in connection with the management and operation of the Partnership, or any dispute between the General Partner and any Limited Partner, is acting as counsel to the General Partner and as such does not represent or owe any duty to such Limited Partner or to the Limited Partners as a group.

Section 10.13 Survival. Except as otherwise expressly provided herein, all indemnities and reimbursement obligations made pursuant to Sections 2.9 and 2.10, all prohibitions in Sections 2.12, 2.13 and 2.18 and the provisions of this Section 10 shall survive dissolution and liquidation of the Partnership until expiration of the longest applicable statute of limitations (including extensions and waivers).

Section 10.14 Ownership and Use of Name. The name “OZ” is the property of the Partnership and/or its Affiliates and no Partner, other than the General Partner, may use (a) the names “OZ,” “Och,” “Och-Ziff,” “Och-Ziff Capital Management Group,” “Och-Ziff Capital Management Group LLC,” “Och-Ziff Holding Corporation,” “Och-Ziff Holding LLC,” “OZ Advisors LP,” “OZ Advisors II LP” or “OZ Management LP” or any name that includes “OZ,” “Och,” “Och-Ziff,” “Och-Ziff Capital Management Group,” “Och-Ziff Capital Management Group LLC,” “Och-Ziff Holding Corporation,” “Och-Ziff Holding LLC,” “OZ Advisors LP,” “OZ Advisors II LP” or “OZ Management LP” or any variation thereof, or any other name of the General Partner or the Partnership or their respective Affiliates, (b) any other name to which the name of the Partnership, the General Partner, or any of their Affiliates is changed, or (c) any name confusingly similar to a name referenced or described in clause (a) or (b) above, including, without limitation, in connection with or in the name of new business ventures, except pursuant to a written license with the Partnership and/or its Affiliates that has been approved by the General Partner.

Section 10.15 Remedies. Any remedies provided for in this Agreement shall be cumulative in nature and shall be in addition to any other remedies whatsoever (whether by operation of law, equity, contract or otherwise) which any party may otherwise have.

Section 10.16 Entire Agreement. This Agreement, together with any Partner Agreements and, to the extent applicable, the Registration Rights Agreement, the Exchange Agreement, the Tax Receivable Agreement and the Class B Shareholders Agreement, constitutes the entire agreement among the Partners with respect to the subject matter hereof and, as amended and restated herein, supersedes any agreement or understanding entered into as of a date prior to the date hereof among or between any of them with respect to such subject matter, including (without limitation), the Limited Liability Company Agreement of the Original Company, the Initial Partnership Agreement, the Prior Partnership Agreement and all Supplementary Agreements.

IN WITNESS WHEREOF, this Agreement is executed and delivered as of the date first written above by the undersigned.

GENERAL PARTNER:

OCH-ZIFF HOLDING CORPORATION, a Delaware corporation

By:	/s/ Joel M. Frank
Name: Joel M. Frank
Title: Chief Financial Officer

Exhibit A: Form of General Release

I, ______________, in consideration of and subject to the terms and conditions set forth in the Amended and Restated Agreement of Limited Partnership of OZ Management LP dated as of December 14, 2015 to which this General Release is attached (as amended, modified, supplemented or restated from time to time, the “Limited Partnership Agreement”), and intending to be legally bound, do hereby release and forever discharge the Och-Ziff Group, from any and all legally waivable actions, causes of action, covenants, contracts, claims, or any right to any monetary recovery, or any other personal relief whatsoever, which I or any of my Related Trusts, my or their heirs, executors, administrators, and assigns, or any of them, ever had, now have, or hereafter can, shall, or may have, by reason of my service to, or affiliation with, the Partnership and its Affiliates, and my Withdrawal or Special Withdrawal from the Partnership. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Limited Partnership Agreement.

By signing this General Release, to the fullest extent permitted by law, I waive, release, and forever discharge the Och-Ziff Group from any and all legally waivable claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, wages, attorneys’ fees, costs, damages, or any right to any monetary recovery, or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust, or pursuant to U.S. federal, state, local, or non-U.S. statute, regulation, ordinance, or common law, which I or any of my Related Trusts ever have had, now have, or may hereafter have, based upon, or arising from, any fact or set of facts, whether known or unknown to me, from the beginning of time until the date of execution of this General Release, arising out of, or relating in any way to, my service to, or affiliation with, the Partnership and its Affiliates or other associations with the Och-Ziff Group, or any cessation thereof. I acknowledge and agree that I am not an employee of any of the Partnership or any of its Affiliates. Nevertheless, and without limiting the foregoing, in the event that any administrative agency, court, or arbitrator might find that I am an employee, I acknowledge and agree that this General Release constitutes a waiver, release, and discharge of any claim or right based upon, or arising under any U.S. federal, state, local, or non-U.S. fair employment practices and equal opportunity laws, including, but not limited to, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Sarbanes-Oxley Act of 2002, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Family Medical Leave Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Worker’s Benefit Protection Act, and the New York State and New York City anti-discrimination laws, including all amendments thereto, and the corresponding fair employment practices and equal opportunities laws in non-U.S. jurisdictions that may be applicable.

I also understand that I am releasing any rights or claims concerning bonus(es) and any award(s) or grant(s) under any incentive compensation plan or program, except as set forth in the Limited Partnership Agreement and any Partner Agreement, having any bearing whatsoever on the terms and conditions of my service to the Partnership and its Affiliates, and the cessation thereof; provided that, this General Release shall not prohibit me from enforcing my rights, if any, under the Limited Partnership Agreement, any Partner Agreement, or this General Release.

I expressly acknowledge and agree that, by entering into this General Release, I am waiving any and all rights or claims that I may have under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), if any, which have arisen on or before the date of execution of this General Release (the “Effective Date”). I also expressly acknowledge and agree that:

a.	In return for this General Release, I will receive consideration, i.e., something of value beyond that to which I was already entitled before entering into this General Release;

b.	I am hereby advised in writing by this General Release of my opportunity to consult with an attorney before signing this General Release;

c.	I have [twenty-one (21)] days from the date on which I receive this General Release within which to consider this General Release (although I need not take all twenty-one (21) days and may choose to voluntarily execute this General Release earlier); and

d.	I have [seven (7)] days following the date that this General Release is executed (the “Revocation Period”) in which to revoke this General Release. To be effective, such revocation must be in writing and delivered to the Och-Ziff Group, as set forth in Section 10.01 of the Limited Partnership Agreement, within the Revocation Period.

Nothing herein shall prevent me from cooperating in any investigation by a governmental agency or from seeking a judicial determination as to the validity of the release with regard to age discrimination claims consistent with the ADEA. However, I hereby waive any right I have to obtain an individual recovery if a governmental agency pursues a claim against the Och-Ziff Group based on any actions taken by the Och-Ziff Group up to the Effective Date.

I acknowledge that I have been given sufficient time to review this General Release. I have consulted with legal counsel or knowingly and voluntarily chose not to do so. I am signing this General Release knowingly, voluntarily, and with full understanding of its terms and effects. I voluntarily accept the amounts provided for in the Limited Partnership Agreement and any Partner Agreement for the purpose of making full and final settlement of all claims referred to above and acknowledge that these amounts are in excess of anything to which I would otherwise be entitled. I acknowledge and agree that in executing this General Release, I am not relying, and have not relied, upon any oral or written representations or statements not set forth or referred to in the Limited Partnership Agreement, any Partner Agreement and this General Release.

I acknowledge and agree that Skadden, Arps, Slate, Meagher & Flom LLP, and any other law firm retained by any member of the Och-Ziff Group in connection with the Limited Partnership Agreement and this General Release, or any dispute between myself and any member of the Och-Ziff Group in connection therewith, is acting as counsel to the Och-Ziff Group, and as such, does not represent or owe any duty to me or to any of my Related Trusts.

I have been given a reasonable and sufficient period of time in which to consider and return this General Release. This General Release will be effective as of the Effective Date.

I have executed this General Release this ___ day of ___________, 20___.

Name:

[NAME OF TRUST]

[By:
Name: Trustee

By:
Name: Trustee]